Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

NEENAH PAPER, INC.,

and

FOX VALLEY CORPORATION,

FOX RIVER PAPER COMPANY, LLC

and

AF/CPS HOLDING CORPORATION

February 5, 2007

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

i

Section 11.07	Waiver of Jury Trial	74
Section 11.08	Headings; Interpretation	74
Section 11.09	Counterparts	74
Section 11.10	Arbitration	74
Section 11.11	Entire Agreement	75

EXHIBITS

Appendix 1	Calculation of Target Net Working Capital

Exhibit A	Reserved
Exhibit B	Opinion of Counsel to the Company
Exhibit C	FRP Membership Interest Purchase Agreement
Exhibit D	Opinion of Counsel to Parent

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of February 5, 2007, by and among Neenah Paper, Inc., a Delaware corporation (“Parent”), Fox Valley Corporation, a Delaware corporation (the “Company”), Fox River Paper Company, LLC, a Delaware limited liability company (“FRP”) and AF/CPS Holding Corporation, a Delaware corporation  (“AF/CPS” and, together with FRP, the “Company Subsidiaries”). Capitalized terms not otherwise defined herein have the meanings set forth in Article I.

RECITALS

A.                                   Pursuant to the terms and conditions set forth in this Agreement, Parent desires to combine its businesses with the businesses operated by the Company through the merger of a merger subsidiary to be formed by Parent in accordance with the terms of Section 7.10 hereof (“Merger Sub”) with and into the Company, with the Company as the surviving corporation (the “Merger”).

B.                                     The respective boards of directors of Parent and the Company have approved this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                                Definitions and Construction.

(a)                                  Certain Defined Terms.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below.  All other capitalized terms, when used in this Agreement, shall have the respective meanings assigned to them where they first appear and are defined in this Agreement.

“AAA” has the meaning ascribed to it in Section 11.10.

“Acquisition Proposal” means any proposal or offer (i) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) for the issuance by the Company of 20% or more of its equity securities or (iii) to acquire in any manner, directly or indirectly, 20% or more of the capital stock or assets of the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Action or Proceeding” means any action, suit, litigation, proceeding, mediation, arbitration or Governmental Entity investigation or audit.

“AF/CPS” has the meaning ascribed to it in the introductory paragraph of this Agreement.

“Affiliate”, with respect to any Person, means any other Person that controls, is controlled by or is under common control with the first Person.

“Aggregate Award Payment Amount” has the meaning ascribed to it in Section 3.02(d).

“Aggregate Indemnity Claim Threshold” has the meaning ascribed to it in Section 10.05(b).

“Agreement” means this Agreement and Plan of Merger, together with all schedules and exhibits attached hereto and referenced herein.

“Alternative Acquisition Agreement” has the meaning ascribed to it in Section 6.04(b)(iii).

“Ancillary Agreements” means, collectively, the Escrow Agreement, the FRP Membership Interest Purchase Agreement, and all other support agreements and other agreements to be entered into in connection with the transactions contemplated by this Agreement.

“Appraisal Shares” has the meaning ascribed to it in Section 3.02(e).

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, leased or licensed by such Person and its Subsidiaries, including Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, licenses, Contracts, general intangibles, real estate, equipment, Inventory, goods and Intellectual Property.

“Associate”, with respect to any Person, means any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of 10% or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity, the spouse of such Person, or any relative of such Person or spouse, who shares the same primary residence as such Person.  Notwithstanding the foregoing, MeadWestvaco shall not be deemed an Associate of the Company or any of the Company Subsidiaries and neither the Company nor any Company Subsidiary shall be deemed an Associate of MeadWestvaco.

“Audited Financial Statements” has the meaning ascribed to it in Section 4.06.

“Award” has the meaning ascribed to it in Section 3.02(d).

“Benefit Plan” means any written and any unwritten bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, savings, stock purchase, stock option, restricted stock, stock grant, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day care, dependent care, legal services, cafeteria, life insurance, health, accident, disability, worker’s compensation or other insurance, severance, separation, welfare or other employee benefit plan, practice, policy or arrangement of any kind, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition (financial or other), results of operations and Assets and Properties of such Person and its Subsidiaries, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, sales and promotional literature, sales and purchase correspondence, ledgers, journals, deeds, title policies, personnel and employment records, Contracts, Licenses, customer and supplier lists, telephone and facsimile numbers, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business” means the business of manufacturing, selling and distributing paper and paper products presently conducted by the Company and its Subsidiaries and as conducted by the Company and its Subsidiaries during the time periods covered by the Audited Financial Statements and the Unaudited Financial Statements.

“Business Contracts” means all Contracts (other than the leases for the Leased Real Property and the Leased Personal Property) to which the Company and its Subsidiaries are a party and which are used or held for use by the Company and its Subsidiaries primarily in, or are necessary for, the conduct of the Business as a going concern, including purchase orders and Contracts related to customers, suppliers, sales representatives, distributors, marketing, manufacturing and testing.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law or executive order to close in the State of Georgia.

“Business Licenses” means all Licenses (including applications therefor), to the extent transferable, which are used or held for use by the Company and its Subsidiaries primarily in, or are necessary for, the conduct of the Business as a going concern.

“CERCLA” has the meaning ascribed to it in the definition for “Environmental Law.”

“Certificate” has the meaning ascribed to it in Section 3.03(a)(ii).

“Certificate of Merger” has the meaning ascribed to it in Section 2.02.

“Change in the Company Recommendation” has the meaning ascribed to it in Section 6.04(b)(ii).

“Closing” has the meaning ascribed to it in Section 2.03.

“Closing Date” has the meaning ascribed to it in Section 2.03.

“Code” has the meaning ascribed to it in Section 3.03(e).

“Company” has the meaning ascribed to it in the introductory paragraph of this Agreement.  The term “Company” shall include the Company Subsidiaries unless it is readily apparent that the context requires otherwise.

“Company Authorizations” has the meaning ascribed to it in Section 4.12.

“Company Indemnitee” has the meaning ascribed to it in Section 10.03(b).

“Company Indemnitees” has the meaning ascribed to it in Section 10.03(b).

“Company Intellectual Property” means all the Intellectual Property that is used or useful in, or is necessary for, the conduct of the Business as a going concern (including the Company’s and its Subsidiaries goodwill therein) as conducted within the twelve month period prior to the date hereof.

“Company Knowledge Executives” has the meaning ascribed to it in Section 1.01(b).

“Company Meeting” has the meaning ascribed to it in Section 4.02.

“Company Plan Payouts” has the meaning ascribed to it in Section 3.01(d).

“Company Qualified Plans” has the meaning ascribed to it in Section 4.16(g)

“Company Recommendation” has the meaning ascribed to it in Section 6.05(a).

“Company Shareholder Approval” has the meaning ascribed to it in Section 4.02.

“Company Shares” means the issued and outstanding common stock of the Company.

“Company Subsidiaries” has the meaning ascribed to it in the introductory paragraph of this Agreement.

“Company Voting Proposal” has the meaning ascribed to it in Section 4.02.

“Company’s Plans” has the meaning ascribed to it in Section 4.16(c).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated February 27, 2006 between Parent and the Company.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or arrangement (whether written or oral) setting forth a legal obligation or right of a party thereto with respect to the subject matter thereof (including all amendments, supplements thereto, restatements thereof and consents, waivers and notices thereunder which affect the rights and/or obligations of any of the parties thereto).

“CPA Firm” has the meaning ascribed to it in Section 3.05(b)(iii).

“Current Assets” means the aggregate of the amounts with respect to the line items listed under the heading “Current Assets” in the example Target Net Working Capital calculation attached as Appendix 1 hereto.

“Current Liabilities” means the aggregate of the amounts with respect to the line items listed under the heading “Current Liabilities” in the example Target Net Working Capital calculation attached as Appendix 1 hereto.

“Delaware Secretary of State” has the meaning ascribed to it in Section 2.02.

“DGCL” has the meaning ascribed to it in Section 2.01.

“Disclosure Schedule” has the meaning ascribed to it in the introductory paragraph of Article IV.

“Dispute” has the meaning ascribed to it in Section 11.10.

“$” means United States dollars.

“Effective Time” has the meaning ascribed to it in Section 2.02.

“Employees” means all employees of the Company and its Subsidiaries as of the date of this Agreement.

“Encumbrance” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance or restriction of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Environmental Claim” means any action, suit, complaint, notice of violation, demand, penalty, written or oral notice, request for information or other communication, claim, investigation, order or proceeding relating to:  (i) the actual or alleged violation of any Environmental Law, including, without limitation, any alleged failure to possess or comply with any environmental approvals, permits, licenses, clearances and consents required under any Environmental Law; (ii) any treatment, storage, recycling, transportation, disposal, handling, placement, Release or threatened Release, or the presence of any Hazardous Material at any location, whether or not owned by the Person against whom such liability is alleged or asserted; or (iii) the actual or alleged exposure of any Person to any Hazardous Material.

“Environmental Law” means any Law or rule of common law (including, without limitation, nuisance and trespass claims) or any judicial interpretation of any of the foregoing, of any Governmental Entity, relating to human health, safety, any Hazardous Material, natural resources or the environment (including, without limitation, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks), and shall include, without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and their state equivalents or analogs, and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Environmental Liability” means any fine, penalty, claim, obligation, damages, costs, liability, or expense arising from or related to (i) any Environmental Law (including without limitation any permit required under any Environmental Law); (ii) any Environmental Claim; (iii) any treatment, storage, recycling, transportation, disposal, handling, placement, Release or threatened Release, or the presence of any Hazardous Material at any location, whether or not owned by the Person against whom such liability is alleged or asserted; or (iv) the actual or alleged exposure of any Person to any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning ascribed to it in Section 4.16(f).

“Escrow Agent” has the meaning ascribed to it in Section 10.02.

“Escrow Agreement” means an escrow agreement, containing customary terms, to be entered into between the Parent, the Shareholders Representatives and the Escrow Agent on or prior to the Closing Date, which shall give effect to the terms of this Agreement with respect to the treatment of the Escrow Fund.

“Escrow Amount” has the meaning ascribed to it in Section 3.05(a)(v).

“Escrow Fund” has the meaning ascribed to it in Section 10.02.

“Escrow Reserve Amount” has the meaning ascribed to it in Section 10.02.

“Estimated Closing Net Working Capital” means an estimate of the Net Working Capital of the Company as of the Closing Date prepared in a manner consistent with the methodology set forth on Appendix 1 hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, as in effect from time to time.

“Expenses” means, with respect to any party hereto, all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) reasonably incurred by or on behalf of such party in connection with or related to the negotiation, authorization, preparation, execution and performance of its obligations pursuant to this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby, and all other matters and proceedings related to this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby and the closing of such transactions.

“Expiration Date” has the meaning ascribed to it in Section 9.01(b).

“Final Net Working Capital” means a calculation of Net Working Capital as of the Closing Date prepared by Parent and the Surviving Corporation in a manner consistent with the methodology set forth on Appendix 1 hereto and in accordance with Section 3.05(b) hereof.

“FMLA” has the meaning ascribed to it in Section 4.19(g).

“Fox Valley Indemnified Parties” has the meaning ascribed to it in Section 7.06

“FRP” means Fox River Paper Company, LLC a Delaware limited liability company and 80% Subsidiary of the Company.

“FRP Agreement Ancillary Agreements” has the meaning ascribed to it in Section 4.31(a).

“FRP Interests” has the meaning ascribed to it in Section 4.31(b).

“FRP Membership Interest Purchase Agreement” means the Agreement dated February 5, 2007 between MeadWestvaco and the Company, pursuant to which MeadWestvaco agrees to sell to the Company all of the membership interests held by it in FRP.

“FRP Membership Units” has the meaning ascribed to it in Section 4.17(b).

“FSC” has the meaning ascribed to it in Section 4.33.

“Funds Flow Statement” has the meaning ascribed to it in Section 3.05(a)(i).

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately preceding comparable period.

“Governmental Entity” means any United States federal, state or local and any foreign governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body.

“Hazardous Material” means any material or substance, whether solid, liquid or gaseous:  (i) which is listed, regulated or defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “regulated substance,” “toxic substance,” “contaminant,” “pollutant” or “solid waste,” or otherwise classified or regulated as hazardous or toxic, in or pursuant to any Environmental Law, or for which a Person may be subject to liability under any Environmental Law; (ii) which is or contains asbestos, lead-based paint, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, motor fuel, or petroleum (including, without limitation, petroleum products, by-products, constituents or other petroleum hydrocarbons), fungi, bacterial or viral matter which reproduces through the release of spores or the splitting of cells or other means, (including without limitation, mold, toxic or mycotoxin spores); or (iii) which causes a contamination or nuisance on, in, at, under, around or affecting any property or a hazard, or threat of the same, to public health, human health or the environment.

“Holder” has the meaning ascribed to it in Section 3.03(a)(i).

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, whether or not  evidenced by notes, bonds, debentures or similar instruments; (ii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (iii) under capital leases; and (iv) for any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (v) under acceptance credit, letters or credit or similar facilities, whether contingent or otherwise, (except for stand-by letters of credit required by insurance companies supporting workers’ compensation claims which are accrued on the books of the Company, which are consistent with historical practices of the Company); (vi) for any accrued distribution to shareholders or equity holders of the Company; and (vii) for any guaranty of any of the obligations described in clauses (i) through (vi) above.

“Indemnified Loss” has the meaning ascribed to it in Section 10.03(a).

“Indemnified Party” has the meaning ascribed to it in Section 10.04(a).

“Individual Indemnified Loss Claim Threshold” has the meaning ascribed to it in Section 10.05(b).

“Initial Escrow Release Amount” has the meaning ascribed to it in Section 10.02.

“Intellectual Property” means any or all of the following, and all rights in, to, under, arising out of, or associated with any or all of the following:  (i) all United States, foreign and international patents and patent rights (including all patents, patent applications, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof, and all invention registrations and invention disclosures); (ii) all trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights (including all goodwill, common law rights and governmental or other registrations or applications for registration pertaining thereto), designs, trade dress, brand names, business and product names, Internet domain names, logos and slogans; (iii) all copyrightable works and copyright rights therein (including all common law rights and governmental or other registrations or applications for registration pertaining thereto, and renewal rights therefor); (iv) all sui generis database rights, ideas, inventions, (whether patentable or not), improvements, technology, know-how, show-how, formulas, systems, processes, designs, methodologies, industrial models, works of authorship, technical drawings, statistical models, algorithms, modules, computer programs, technical documentation, business methods, work product, intellectual and industrial property licenses, proprietary information, and customer lists; (v) all mask works, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (viii) all shop rights and moral rights, (ix) all trade secrets, trade secret rights, and other proprietary rights in information, including contractual or other rights to confidential information of third parties or to have information treated as confidential by third parties; (x) all similar, corresponding or equivalent rights to, and to the benefits pertaining to, any of the foregoing, including (without limitation), the right to institute, prosecute, defend, and/or prosecute all suits and proceedings and retain all damage and other awards and to take all actions necessary or proper to collect, assert, or enforce any interest, claim, right, or title of any kind in and to any and all of the foregoing, or the Assets and Properties; and (xi) all documentation related to any of the foregoing; provided, however, that the term “Intellectual Property” does not include any of the foregoing to the extent that the rights thereto are in the public domain and not subject to ownership or proprietary rights on the part of any party.

“Inventory” means all inventory of goods and supplies used or maintained in connection with the Business, whether as finished product, raw material or work in progress, and whether held at, or in transit from or to, the locations at which the Business is conducted.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company and its Subsidiaries (other than trade receivables generated in the ordinary course of business of the Company and its Subsidiaries).

“IRCA” has the meaning ascribed to it in Section 4.19(a).

“IRS” means the United States Internal Revenue Service.

“Law” means any U.S. federal, state, or local, and any foreign, statute, law, ordinance, regulation, rule, code, order, judgment, decree, or other requirement or rule of law, as in effect from time to time.

“Leased Personal Property” has the meaning ascribed to it in Section 4.27(b).

“Leased Real Property” has the meaning ascribed to it in Section 4.30.

“Liability” and “Liabilities” means any Indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, matured or unmatured, determined or undetermined, or whether due or to become due).

“License” means any license, permit, certificate of authority, authorization, approval, registration, franchise and similar consent granted or issued by any Governmental Entity.

“Material Adverse Effect” with respect to the specified Person means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other such changes, effects, events, occurrences, states of fact and developments, is, or would reasonably be expected to be, materially adverse to the business, assets, Liabilities, financial condition, operations, results of operations or prospects of the specified Person and such Person’s Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in itself to constitute a Material Adverse Effect:  changes, effects, events, occurrences, states of facts or developments (a) occurring as a result of general economic or financial conditions that do not have a disproportionate and adverse impact on the Business, (b) which, in the case of the Business, are not unique to the Business, but also affect other Persons who participate or are engaged in the businesses comparable to the Business, and, in the case of Parent, are not unique to Parent, but also affect other Persons who participate or are engaged in the businesses conducted by Parent, to the extent, in each case, that such changes, events, occurrences, states of fact or developments do not have a disproportionate effect on the Business (in the case of provisions relating to the Business) or on Parent (in the case of provisions relating to Parent) or, (c) any effect resulting from the public announcement of this Agreement or any matter related thereto or any action taken by any party to this Agreement in connection with fulfilling its obligations arising under this Agreement.

“Material Contracts” has the meaning ascribed to it in Section 4.25(a).

“Material Third-Party Consents” has the meaning ascribed to it in Section 4.28.

“MeadWestvaco” means MeadWestvaco Corporation, a Delaware corporation.

“MeadWestvaco Payment” has the meaning ascribed to it in Section 3.01(c).

“Merger” has the meaning ascribed to it in the Recitals.

“Merger Consideration” means the amount calculated in the manner described in Section 3.01 of this Agreement.

“Merger Fund” has the meaning ascribed to it in Section 3.03(a)(i).

“Merger Sub” has the meaning ascribed to it in the recitals of this Agreement.

“Net Working Capital” means the difference (positive or negative) between (i) the Current Assets and (ii) the Current Liabilities calculated in accordance with the methodology set forth on Appendix 1 hereto.

“Notice of Disagreement” has the meaning ascribed to it in Section 3.05(b)(iii).

“Notice Period” has the meaning ascribed to it in Section 6.04(b)(w).

“OCF” has the meaning ascribed to it in Section 4.34.

“Order” means any writ, judgment, decree, notice, ruling, opinion, stipulation, determination, injunction or similar order or award of any arbitrator, mediator or Governmental Entity (in each such case whether preliminary or final).

“Other Post-retirement Benefits” has the meaning ascribed to it in Section 4.16(q).

“Parent “ means Neenah Paper, Inc., a Delaware corporation.

“Parent Indemnitee” has the meaning ascribed to it in Section 10.03(a).

“Parent Indemnitees” has the meaning ascribed to it in Section 10.03(a).

“Paying Agent” has the meaning ascribed to it in Section 3.03(a)(i).

“Permitted Encumbrance” means (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; or (ii) any statutory Encumbrance arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due and payable and does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business; or (iii) with respect to Real Property, any encumbrance on title set forth on any title insurance policy provided by Company to Parent or as set forth in Section 1.01(d) of the Disclosure Schedule and any other Encumbrance on the Real Property which is a matter of public record and which does not materially and adversely affect the ability to operate the Real Property in the same manner as the Company has historically operated such property.  Any mortgages, deeds of trust or other security instruments encumbering the Real Property are expressly excluded from this definition.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Entity.

“Pre-Closing Period” has the meaning ascribed to it in Section 6.01.

“Prevailing Party” has the meaning ascribed to it in Section 11.10(b).

“Product-Specific Machinery and Equipment” has the meaning ascribed to it in the definition for “Tangible Personal Property”.

“Proxy Statement” has the meaning ascribed to it in Section 6.05(a).

“Real Property” has the meaning ascribed to it in Section 4.29.

“Release” means any past or present release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, escaping, injecting, leaching, dispersing, seeping, migrating, filtering, dumping, disposing, injecting or other releasing into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, whether intentional or unintentional, including, without limitation, the movement of Hazardous Material through or into the air, soil, surface water, or groundwater.

“Release Payment” has the meaning ascribed to it in Section 7.01.

“Representatives” has the meaning ascribed to it in Section 6.03(a).

“Responsible Party” has the meaning ascribed to it in Section 10.04(a).

“SARA” has the meaning ascribed to it in the definition for “Environmental Law”.

“SEC” means the United States Securities and Exchange Commission.

“Section 262” has the meaning ascribed to it in Section 3.02(e).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder, as in effect from time to time.

“Separation” has the meaning ascribed to it in Section 4.34.

“Shareholders Representatives” has the meaning ascribed to it in Section 7.07(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity, a majority of the stock or other equity interests or voting power of which is owned, directly or indirectly, by such Person (either alone or through or together with any other subsidiary of such Person).

“Superior Proposal” means any unsolicited, bona fide written proposal, which was not obtained in violation of Section 6.04, made by a third party to acquire, directly or indirectly, at least 90% of the equity securities or all or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, which the Company board determines in its good faith reasonable judgment (after consultation with its legal and financial advisors) would, if consummated, result in a transaction that is (i) more favorable to the holders of Company Shares from a financial point of view than the transactions contemplated by this Agreement (including any proposal by Parent to amend the terms of this Agreement), taking into account all the terms and conditions of such proposal and this Agreement and other factors reasonably deemed relevant by the Company board and (ii) reasonably capable of being completed on the terms proposed, in each case taking into account all financial (including the financing terms of such proposal), regulatory, legal (with the advice of outside counsel) and other aspects of such proposal.

“Surviving Corporation” has the meaning ascribed to it in Section 2.01.

“Tangible Personal Property” means all furniture, fixtures, vehicles, machinery, equipment, tools (including machinery and equipment designed exclusively for products of the Business) (“Product-Specific Machinery and Equipment”) computers (including computer hardware and software) and other tangible personal property and all replacement parts therefor which are used or held for use by the Company and its Subsidiaries primarily in, or are necessary for, the conduct of the Business as a going concern, and including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other

Person and including Product-Specific Machinery and Equipment owned or leased by the Company and its Subsidiaries and located at locations where products of the Business are manufactured or tested.

“Target Net Working Capital” means the monthly average of Net Working Capital of the Company over the twelve month period ending on September 30, 2006.  The procedures, methods and assumptions underlying the calculation of Target Net Working Capital set forth on Appendix 1 are to be applied consistently by the parties when determining Estimated Closing Net Working Capital and Final Net Working Capital (and the CPA Firm if required to make an independent calculation of Estimated Closing Net Working Capital or Final Net Working Capital) or for any other purpose necessary or appropriate pursuant to Section 3.05(b) hereof.  As set forth in Appendix 1 the parties agree that the amount of the Target Net Working Capital is $21,333,000.

“Target Net Working Capital Range” means a $500,000 range ($250,000 on each side of the midpoint referred to hereafter), the midpoint of which is the Target Net Working Capital of the Company.

“Tax” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including, without limitation, taxes or other charges on or with respect to income, built-in gains, excessive net passive income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes, license, registration and documentation fees, and customs’ duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in clause (i) or clause (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

“Tax Return” means any return, statement, report or form (including any estimated tax reports and returns, withholding tax reports and returns and information reports and returns) required to be filed with respect to any Tax.

“Taxing Authority” means any Governmental Entity or taxing authority responsible for the assessment, collection or administration of any Tax.

“Termination Fee” has the meaning ascribed to it in Section 9.03(b).

“Third Party Claim” has the meaning ascribed to it in Section 10.04(a).

“Unaudited Financial Statements” has the meaning ascribed to it in Section 4.06.

“Vicksburg Notes” has the meaning ascribed to it in Section 7.02.

“WARN Act” has the meaning ascribed to it in Section 7.05.

(b)                                 Construction.  Unless the context of this Agreement otherwise clearly requires:  (i) words of any gender include each other gender and the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision; (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement; (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” except when preceded by a negative predicate; and (vi) when a reference is made in this Agreement to a Schedule or Exhibit, such reference shall be to a Schedule or Exhibit to this Agreement unless otherwise indicated.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.  The term “party” or “parties” (but not the term “third party”) when used herein refers to Parent and Merger Sub (when formed and made a party hereto pursuant to Section 7.10 hereof), on the one hand, and the Company and the Company Subsidiaries on the other hand.  When used herein, the phrase “to the knowledge of” any Person, “to the best knowledge of” any Person, “known to” any Person or any similar phrase, means, in the case of Parent or Merger Sub (when formed and made a party hereto pursuant to Section 7.10 hereof), the actual knowledge of Sean T. Erwin, Bonnie C. Lind, Steven S. Heinrichs, William K. O’Conner and James R. Piedmonte, and in the case of the Company and the Company Subsidiaries, the actual knowledge of Robert C. Buchanan, Jeffrey R. Miller, Lyle H. Richter, Robert M. McDonald, Mark E. Hornyak, Duane T. Hovick, Steve Milhaupt, Steven Selvey, John Laabs, Amy Vissers, Rick Dwyer, Steve Graham, Jim Kluesner and Dave Paulus (the “Company Knowledge Executives”), and in each case, the knowledge that such Persons would have obtained of the matter represented after reasonable due and diligent inquiry of those employees and agents of such party whom such individuals reasonably believe would have actual knowledge of the matters represented.  In this Agreement, any reference to a party conducting its business or other affairs or taking any action in the “ordinary course of business” and “ordinary course of business consistent with past practice” refers to the business and practice of the specified business as heretofore conducted to the extent:  (a) such action is consistent with such party’s past practices and is taken in the ordinary course of such party’s normal day-to-day operations; and (b) such action is not required to be authorized by such party’s shareholders or members, as applicable, such party’s board of directors or managers, as applicable, or any committee thereof and does not require any other separate or special authorization of any nature from a third party.  All references contained herein to Merger Sub shall be deemed to refer to Merger Sub as of the time it is formed and made a party hereto pursuant to Section 7.10.

ARTICLE II

THE MERGER

Section 2.01                                The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (“DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined below).  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware.  The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

Section 2.02                                Effective Time.  As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the DCGL.  The Merger shall become effective (the “Effective Time”) when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger.

Section 2.03                                Closing.  Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned in accordance with Article IX, the closing of the Merger shall take place effective as of 12:01 a.m. on March 1, 2007, or the first business day which is 20 days or more after the date on which the Proxy Statement is mailed to the stockholders of the Company if such mailing date is later than February 8, 2007 or such other date as the parties hereto agree (the “Closing”), but only after the satisfaction or waiver of each of the conditions set forth in Article VIII (the “Closing Date”).  The Closing shall take place at the Milwaukee office of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Section 2.04                                Effect of Merger.  From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

Section 2.05                                Certificate of Incorporation and Bylaws.  The Certificate of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, and (ii) the Bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

Section 2.06                                Directors and Officers of the Surviving Corporation.  From and after the Effective Time, the officers of the Merger Sub shall be the officers of the Surviving Corporation and the directors of Merger Sub shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.  On or prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of the directors of the Company and of each Company Subsidiary and of each officer specified by Parent of the Company and of each Company Subsidiary, such resignations to be effective as of the Effective Time.

Section 2.07                                Further Assurances; Post-Closing Cooperation.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation and its Subsidiaries, any of their respective rights, titles or interests in, to or under any of the rights, Assets and Properties of the Company and its Subsidiaries, or (b) otherwise as necessary to carry out the provisions of this Agreement, the Company, its Subsidiaries and each of their respective officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, Assets and Properties in the Surviving Corporation and its Subsidiaries and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company and its Subsidiaries or otherwise to take any and all such action; provided, however, that such power of attorney shall not apply to any action that will have a negative effect on any Company Shareholder or on MeadWestvaco, or on any such person’s ability to receive the Merger Consideration, unless such action is otherwise expressly permitted or contemplated under this Agreement or the Shareholders Representatives or MeadWestvaco shall have consented thereto in writing.  In addition, the Shareholders Representatives agree to be available as reasonably requested by Parent, at Parent’s expense, to assist with operational matters or questions that may arise from time to time, including assistance with environmental matters and information regarding the operating history of the Company and its relations with third parties.

ARTICLE III

MERGER CONSIDERATION AND SECURITIES MATTERS

Section 3.01                                Merger Consideration.  At the Effective Time of the Merger, the outstanding Company Shares automatically will be converted into the right to receive, in the aggregate, an amount calculated as follows (the “Merger Consideration”):

(a)                                  $52,000,000; minus

(b)                                 The amount of all outstanding Indebtedness of the Company and the amount needed to release all Encumbrances associated with such Indebtedness at the Effective Time as set forth on Section 3.01(b) of the Disclosure Schedule (it is understood and agreed that the intention of the parties is to have all Indebtedness removed from the Company and its Subsidiaries at the Effective Time and that Section 3.01(b) of the Disclosure Schedule is for administrative convenience in connection with the Closing and that if an item of Indebtedness is omitted from such schedule then Parent and the Surviving Corporation will have recourse to the Escrow Amount in accordance with Section 10.05(c) hereof); minus

(c)                                  The amount payable to MeadWestvaco for its FRP Membership Interest pursuant to the FRP Membership Interest Purchase Agreement (the “MeadWestvaco Payment”); minus

(d)                                 The amount of benefits payable to participants and beneficiaries in certain of the Company’s Plans which are nonqualified deferred compensation plans within the meaning of Code Section 409A, as reflected on Section 7.01 of the Disclosure Schedule (the “Company Plan Payouts”); minus

(e)                                  The invoiced or accrued Expenses of the Company not paid prior to the Closing Date; plus

(f)                                    The amount of any cash or cash equivalents held by the Company and the Company Subsidiaries at the Effective Time (including the cash surrender value of any life insurance policies and any mutual fund Investment Assets).

The Merger Consideration is subject to adjustment as provided in Section 3.05(b) and is payable in cash at the Closing in the manner provided in Section 3.05(a).  The Merger Consideration may be paid by either Parent or Merger Sub.

Section 3.02                                Effect on Company Shares and Awards.

(a)                                  Each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares held in the Company’s treasury) shall be converted into and represent the right to receive an amount equal to the per share Merger Consideration (calculated in the manner set forth below).  As a result of the Merger and without any action on the part of the Company’s shareholders, at the Effective Time, all Company Shares converted pursuant to this Section 3.02 shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the per share Merger Consideration.  For purposes of this Agreement the per share Merger Consideration will be determined as follows:  the Merger Consideration divided by the number of Company Shares.

(b)                                 Each share held in the Company’s treasury immediately prior to the Effective Time and each unexercised stock purchase right set forth on Section 3.02(b) of the Disclosure Schedule will be cancelled and retired without payment of any consideration therefore.

(c)                                  Each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(d)                                 At the Effective Time, each stock appreciation right or stock equivalent unit of the Company granted to any employee or director of the Company or any Company Subsidiary pursuant to any of the Company’s Plans (each, an “Award”), whether or not exercisable at the Effective Time and regardless of the exercise price thereof, will be cancelled, effective as of the Effective Time, in exchange for a single lump sum cash payment, which shall be paid by the Parent and Merger Sub as promptly as practicable, following the Effective Time in accordance with Section 3.03(a)(i) below, of the applicable amount shown on Section 4.16(a) of the Disclosure Schedule.  Any payment in respect of an Award shall be subject to the holder’s execution of an agreement, in form and substance reasonably satisfactory to Parent, pursuant to which such holder shall have released the Company, the Company’s Subsidiaries, Parent and its Affiliates (including Merger Sub) from any and all liability in respect of all rights to receive equity securities of the Company or any of its Subsidiaries and all rights that are derivative of the value of equity securities of the Company or any of its Subsidiaries, including but not limited to such holder’s Awards.  The “Aggregate Award Payment Amount” refers to the aggregate amount paid to all recipients of Awards pursuant to this Section 3.02(d).  To the extent requested to do so by Parent, prior to the Closing, the Company shall take or cause to be taken any and all commercially reasonable actions, and shall use its commercially reasonable efforts to obtain any necessary consent and release by each holder of Awards, to give effect to the requirements of this Section 3.02(d); provided that the Company shall not provide any consideration to holders of Awards to obtain their consent and release without the consent of Parent.  Section 4.16(a) of the Disclosure Schedule contains a correct and complete list setting forth the exercise price and expiration date of each Award which has been granted but not exercised prior to the date hereof.

(e)                                  Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand, and who properly demands, appraisal of such shares of common stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (such Section, “Section 262”; such shares, “Appraisal Shares”) shall not be converted into the right to receive the per share Merger Consideration as provided in Section 3.02(a) above, but rather the holders of Appraisal Shares shall be entitled only to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the per share Merger Consideration.  The Company shall notify Parent as promptly as practicable of any demands received by the Company for appraisal of any Company Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing, except to the extent it is expressly required to do so by a court order.

Section 3.03                                Exchange of Certificates for Merger Consideration.

(a)                                  Paying Agent and Procedures.

(i)                                     Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company, as paying agent (the “Paying Agent”).  As of the Effective Time, Parent shall deposit, or shall cause the Surviving Corporation to deposit, with the Paying Agent, separate and apart from its other funds, as a trust fund for the holders of record of Company Shares (other than any holder of Appraisal Shares) and those to receive payments in connection with Awards in accordance with the terms set forth above (each holder of Company Shares and each holder of an Award is referred to herein as a “Holder”), cash in the amount equal to the aggregate Merger Consideration and the Aggregate Award Payment Amount which such Holders are entitled to receive pursuant to this Article III (such cash being hereinafter referred to as the “Merger Fund”).  In the case of the Holders of Company Shares, Parent shall, or shall cause the Surviving Corporation to, provide the Paying Agent with irrevocable instructions and authority to pay to each respective Holder of Company Shares as evidenced by a list of such Holders certified by an officer of the Company, the per share Merger Consideration for each Company Share (other than Appraisal Shares) upon receipt by the Paying Agent of a duly executed letter of transfer (as described below).  In the case of the Holders of Awards, Parent shall, or shall cause the Surviving Corporation to, provide the Paying Agent with irrevocable instructions and authority to pay the Holder of each such Award as evidenced by a list of Holders certified by an officer of the Company, the amount to which each such Holder is entitled under Section 3.02(d) above, as soon as practicable following the Effective Time.  The list provided for in the previous sentence will contain information regarding where payment for each Award is to be directed.  Payment for each Award will be made in the form of a check mailed to the address indicated in the list to be provided by the Company and referred to above.

(ii)                                  On the Closing Date the Company shall deposit with the Paying Agent Certificates representing all of the outstanding Company Shares (each such certificate is referred to herein as a “Certificate”).  As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or otherwise deliver (and to make available for collection by hand) to each Holder of Company Shares (A) a letter of transfer, which shall specify that title to the Certificates shall pass, only upon proper delivery of the letter of transfer to the Paying Agent and which shall be in such form and have such other customary provisions as Parent and the Surviving Corporation may reasonably specify, and (B) instructions for use in completing any additional documentation necessary to receive the Merger Consideration to be received by such Holder pursuant to Section 3.02(a).  At any time prior to the Effective Date the Company may, at its option, deliver letters of transfer in the form approved by the Paying Agent and Parent to each Holder, and to the extent the Paying Agent receives duly executed letters of transfer from a Holder, the Paying Agent shall not send another letter of transfer to such Holder.

(iii)                               Each Holder of Company Shares that have been converted into a right to receive the Merger Consideration set forth in Section 3.02(a) shall, upon delivery of a properly completed letter of transfer to the Paying Agent, duly executed in accordance with the instructions thereto, be entitled to receive in exchange for their Company Shares the per share Merger Consideration, including any amounts payable to Holders pursuant to Section 3.05(b)(ii), for each Company Share transferred by such letter, in the form of a check, to be mailed (or made available for collection by hand if so elected by the transferring Holder, provided that payment by hand is permissible by the Paying Agent) within three Business Days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so transferred shall forthwith be marked cancelled.  No interest will be paid or accrued on any amount payable upon due transfer of the Certificates.  The Paying Agent shall accept transfer of such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(iv)                              In the event of the transfer of a Certificate that is not registered in the transfer records of the Company under the name of the Person transferring such Certificate, the per share Merger Consideration shall be paid to such transferee if such Certificate is presented to the Paying Agent and was duly endorsed or the applicable letter of transfer is accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.  If any per share Merger Consideration is to be delivered to a Person whose name is other than that in which the Certificate transferred in exchange therefor is registered, it shall be a condition of such delivery that the Person requesting such delivery shall pay any transfer or other Taxes required to be paid by reason of such delivery to a Person whose name is other than that of the Holder of the Certificate transferred or shall establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

(v)                                 If payment is made to a Holder prior to the calculation of the Final Net Working Capital, and such calculation results in an amount in excess of the upper end of the Target Net Working Capital Range, then the Paying Agent shall remit to such Holder an amount equal to that Holder’s pro rata interest in such excess amount taking into account the payment to be made pursuant to Section 3.03(a)(vi) below.  Such remittance shall be made as soon as practicable in the form of a check remitted to the applicable Holder.  No interest will be payable in connection with any payments made to Holders pursuant to the preceding sentence.

(vi)                              If the calculation of the Final Net Working Capital results in an amount in excess of the top end of the Target Net Working Capital Range, then the Paying Agent shall remit to MeadWestvaco an amount equal to MeadWestvaco’s pro rata interest in such excess amount, taking into account payments to be made pursuant to Section 3.03(a)(v) above.  Such remittance shall be made as soon as practicable in the form of a check remitted to MeadWestvaco.  No Interest will be payable in connection with any amount to be paid to Meadwestvaco pursuant to the proceeding sentence.

(b)                                 Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the shares of common stock outstanding immediately prior to the Effective Time thereafter on the records of the Company.  If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article III.

(c)                                  Termination of Merger Fund.  Any portion of the Merger Fund (including any interest and other income resulting from any investment of the Merger Fund not previously distributed to Parent) that remains unclaimed by the Holders and other eligible Persons in accordance with this Article III for one year after the Effective Time shall be delivered to Parent, upon demand, and any Holder who has not theretofore complied with this Article III shall thereafter look only to Parent for payment of its claim for its portion of the Merger Consideration.

(d)                                 Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the per share Merger Consideration, together with any amounts payable pursuant to Section 3.05(b)(ii), in exchange for such lost, stolen or destroyed Certificate.  Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant shares of common stock for purposes of this Article III.

(e)                                  Withholding Taxes.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the per share Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of Company Shares and Awards, such amounts as Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or non-U.S. Tax law.  To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former Holder of the Company Share or Awards in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(f)                                    No Liability.  None of Parent, the Surviving Corporation, the Paying Agent nor any of their respective Affiliates shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate has not been surrendered as of immediately prior to the date on which the per share Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)                                 Investment of Merger Fund.  The Paying Agent shall invest any cash included in the Merger Fund, as directed by Parent on a daily basis, provided that such investments shall be in obligations of or guaranteed by the United States of America.  Any interest and other income resulting from such investments shall be paid to Parent.

Section 3.04                                Closing Deliverables.  At the Closing:

(a)                                  The Company shall deliver to Parent and Merger Sub and Parent and Merger Sub shall deliver to the Company fully executed originals of the opinions, certificates, contracts, documents and instruments required by Article VIII.

(b)                                 Parent shall make the Closing payments described in Section 3.05(a) of this Agreement.

Section 3.05                                Payments and Adjustment of Merger Consideration.

(a)                                  Closing Payments.  At Closing, except for the payment contemplated by (a)(iii) below, Parent shall make the following payments:

(i)                                     That amount necessary to be paid to applicable lenders and other creditors of the Company to release and satisfy in full any Indebtedness and Encumbrances associated with such Indebtedness (other than Permitted Encumbrances) with respect to the Company (which amount shall be consistent with the amount indicated in Section 3.01(b) of the Disclosure Schedule), shall be paid to such lenders and other creditors in accordance with the payoff letters or other documentation provided by such creditors or the Company, as applicable (which amount shall be set forth on a fund’s flow statement (the “Funds Flow Statement”) to be mutually prepared and agreed upon by the parties in connection with the Closing and which shall include any amounts payable in connection with prepayment penalties or otherwise resulting from the early termination of the applicable Indebtedness);

(ii)                                  The amount of the MeadWestvaco Payment less $1,040,000 to be paid to the Escrow Agent as provided in Section 3.05(a)(v) of this Agreement shall be paid to MeadWestvaco;

(iii)                               The Company Plan Payouts shall be paid the first Business Day following the Closing in the amounts and to the individual plan participants identified on the Funds Flow Statement;

(iv)                              The amount of the Company Expenses invoiced or accrued and remaining unpaid as of the Closing Date shall be paid to the Persons and in the amounts specified on the Funds Flow Statement;

(v)                                 $5,200,000 of the Merger Consideration (the “Escrow Amount”), which includes $1,040,000 of the MeadWestvaco Payment, shall be paid to the Escrow Agent in accordance with Article X and the Escrow Agreement; and

(vi)                              The remaining portion of the Merger Consideration shall be paid to the Paying Agent for distribution to the Holders.

(b)                                 Adjustment to Merger Consideration.

(i)                                     Three Business Days prior to the anticipated Closing Date of the Merger, the Company will deliver to Parent a schedule showing the calculation of the Estimated Closing Net Working Capital.  If the Estimated Closing Net Working Capital is below the low end of the Target Net Working Capital Range, Parent shall reduce the aggregate amount of the Merger Consideration by an amount equal to 75% of the difference between the low end of the Target Net Working Capital Range and the Estimated Closing Net Working Capital.  If the Estimated Closing Net Working Capital is above the top end of the Target Net Working Capital Range, Parent shall increase the aggregate amount of the Merger Consideration by an amount equal to 75% of the difference between the Estimated Closing Net Working Capital and the top end of the Target Net Working Capital Range.

(ii)                                  No later than 90 calendar days following the Closing Date of the Merger, unless extended by mutual agreement of the Parent and Shareholders Representatives, Parent and Surviving Corporation will prepare a schedule showing the calculation of the Final Net Working Capital.  If the Final Net Working Capital is below the low end of the Target Net Working Capital Range, then Parent and the Surviving Corporation shall be entitled to remove from the Escrow Fund an amount equal to the difference between the Final Net Working Capital amount and the low end of the Target Net Working Capital Range.  If the Final Net Working Capital is above the top end of the Target Net Working Capital Range, then Parent shall pay into the Merger Fund an amount equal to the difference between the Final Net Working Capital amount and the top end of the Target Net Working Capital Range.  Any amount paid into the Merger Fund pursuant to the preceding sentence shall be paid to the Paying Agent for distribution to each Holder and MeadWestvaco as provided in Sections 3.03(a)(v) and 3.03(a)(vi)

hereof, respectively.  All amounts paid pursuant to this subsection shall be appropriately adjusted to reflect any adjustments of amount(s) paid on the Closing Date pursuant to Section 3.05(b)(i).

(iii)                               The Final Net Working Capital amount shall become final and binding on Parent, the Shareholders Representatives and the former shareholders of the Company unless the Shareholders Representatives give a written notice of disagreement (“Notice of Disagreement”) within 30 days following delivery by the Parent of the Final Net Working Capital amount to the Paying Agent.  Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If Parent and the Shareholders Representatives are unable to resolve the disagreement with respect to the Final Net Working Capital amount within 30 days following the issuance of the Notice of Disagreement, they shall refer the remaining differences to Grant Thornton LLP or another mutually agreeable accounting firm (“CPA Firm”), which acting as experts and not as arbitrators, shall determine only with respect to the remaining differences so submitted, whether and to what extent, if any, the Final Net Working Capital as set forth in the schedule described above requires adjustment.  Parent and the Shareholders Representatives shall direct the CPA Firm to use its best efforts to render its determination within 45 days.  The CPA Firm’s determination shall be conclusive and binding upon Parent, the Shareholders Representatives and the former shareholders of the Company.  The fees and disbursements of the CPA Firm shall be shared equally by Parent and the former shareholders of the Company.  In this regard, Parent shall be entitled to withdraw from the Escrow any amounts necessary to cover one-half of the fees and disbursements of the CPA Firm.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND ITS SUBSIDIARIES

As inducements to Parent to enter into this Agreement and to consummate the transactions contemplated herein, the Company and the Company Subsidiaries, jointly and severally, represent and warrant to Parent that, subject to the exceptions specifically disclosed in writing in a schedule delivered to Parent prior to (or contemporaneously with) the signing of this Agreement (“Disclosure Schedule”), the statements set forth in this Article IV are true and correct.  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered sections and lettered subsections of this Agreement, and all exceptions shall reference a specific representation set forth in this Article IV; provided, however, that if any exception is disclosed in the Disclosure Schedule for one purpose, it shall be deemed fully disclosed for every other matter to the extent that it is readily apparent from the language of such disclosure that the disclosure relates to such other matter

Section 4.01                                Organization, Standing and Power.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation.  The Company has the power and authority to own, use, license, lease and operate its business and to carry on its business as it is now being conducted and as it currently proposes to conduct its business and is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing, leasing or operation of its business, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted would not have a Material Adverse Effect.

(b)                           Except as set forth in Section 4.01(b) of the Disclosure Schedule, the Company’s only Subsidiaries are the Company Subsidiaries.  AF/CPS is 100% owned by the Company.  FRP is 80% owned by the Company and at the Closing will be 100% owned by the Company.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the state of its formation.  Each Subsidiary of the Company has the requisite power and authority to own, use, license, lease and operate its business and to carry on its business as it is now being conducted and as it currently proposes to conduct its business and is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing, leasing or operation of its business, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted would not have a Material Adverse Effect.

Section 4.02                                Authority.  The Company and each of the Company Subsidiaries has the requisite capacity to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and, subject to the affirmative vote for approval and adoption of this Agreement and the transactions contemplated hereby (the “Company Voting Proposal”) by the holders of voting power of the outstanding Company Shares on the record date for the meeting of the Company’s shareholders as may be required by the applicable provisions of the DGCL and the Company’s certificate of incorporation and bylaws (the “Company Meeting”) to consider adoption of this Agreement under the DGCL (the “Company Shareholder Approval”), to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which the Company, the Company Subsidiaries, or any of their respective Affiliates are a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate, shareholder, member and other action on the part of the Company, the Company Subsidiaries, and their respective Affiliates.  This Agreement has been, and the Ancillary Agreements to which the Company, the Company Subsidiaries, or any of their respective Affiliates are a party will be, duly executed and delivered by each of such parties.  This Agreement constitutes, and the Ancillary Agreements to which the Company, the Company Subsidiaries or any of their respective Affiliates are a party, when executed and delivered as contemplated by this Agreement, will constitute, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, legal, valid and binding obligations of each of such parties, enforceable against such parties in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy and insolvency laws, the rights of creditors generally, and general principles of equity.

Section 4.03                                No Conflicts.  The execution and delivery by the Company, the Company Subsidiaries and each of their respective Affiliates of this Agreement and the Ancillary Agreements to which they are parties does not, and the consummation by the Company, the Company Subsidiaries and each of their respective Affiliates of the transactions contemplated hereby and thereby do not and will not:

(a)                            conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the articles of incorporation, bylaws, articles of organization, operating agreement or other charter or organizational documents of the Company or a Subsidiary, as presently in effect, or (ii) except as set forth in Section 4.03(a)(ii) of the Disclosure Schedule any of the leases for the Leased Real Property, the leases for the Leased Personal Property, Material Contracts, or Business Licenses, or any other mortgage, indenture, lease, Contract, or other instrument, permit, concession, franchise, or license applicable to the Company, the Company Subsidiaries and each of their respective Affiliates, their respective Businesses or any of the Assets and Properties applicable to the Company, except as would not, individually or in the aggregate, have or would reasonably be expected to have, a Material Adverse Effect;

(b)                           conflict with or result in a violation or breach of, or default under, any Law or Order applicable to the Company, the Company Subsidiaries and each of their respective Affiliates, their respective Businesses or any of the Assets and Properties of the Company, the Company Subsidiaries and each of their respective Affiliates that has had, or would reasonably be expected to have, a Material Adverse Effect; or

(c)                            subject to obtaining the Material Third-Party Consents, result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon the Business or any of the Assets and Properties of the Company, the Company Subsidiaries and each of their respective Affiliates.

Section 4.04                                No Consents.  Except as set forth in Section 4.04 of the Disclosure Schedule:  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company, the Business or any of the Assets and Properties of the Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, authorizations, filings, approvals and registrations which would not prevent or alter or delay any of the transactions contemplated by this Agreement or any of the Ancillary Agreements and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities Laws.

Section 4.05                                Title to Assets and Properties, Absence of Encumbrances.

(a)                                  Except as set forth in Section 4.05 of the Disclosure Schedule, the Company has good and valid title to all of the Assets and Properties of the Company (excluding any assets that are subject to a lease) free and clear of any Encumbrances, except for Permitted Encumbrances.  The Assets and Properties of the Company are not subject to any preemptive right, right of first refusal or other right or restriction, are taken as a whole in good operating condition and repair, reasonable wear and tear excepted, are suitable and adequate for use in the ordinary course of business, and conform in all material respects to all applicable Laws.  Except for the Assets and Properties currently owned or leased by the Company, there are no other Assets or Properties that are required after the Closing in order to conduct the Business consistent in all material respects with the manner in which the Company conducts its Business on and as of the date of this Agreement.

(b)                                 All of the leases for the Leased Real Property and material Leased Personal Property are valid, binding and enforceable on the Company in accordance with their terms, and, to the knowledge of the Company, are enforceable against the other party or parties thereto in accordance with their terms.  The Company is not in default under any such lease applicable to it and there has not occurred any event that, either alone or with the giving of notice or lapse of time or both, would constitute a default by the Company under any such lease.  To the knowledge of the Company, there is no current default by any other party to any such lease and no event has occurred that, either alone or with the giving of notice or lapse of time or both, would constitute a default by such party under any such lease.

Section 4.06                                Financial Statements and Schedules.  As set forth in Section 4.06 of the Disclosure Schedule, the Company has delivered to Parent the Company’s audited consolidated balance sheets, income statements and statements of cash flows as of and for the twelve month period ended March 31, 2006, respectively (the “Audited Financial Statements”), as well as the Company’s unaudited consolidated balance sheet, income statement and statement of cash flows as of and for the six months ended September 30, 2006, respectively (the “Unaudited Financial Statements”).  The Audited Financial Statements and Unaudited Financial Statements delivered to Parent with respect to the Company are correct and complete in all material respects and were prepared in accordance with GAAP, subject in the case of the Unaudited Financial Statements, to normal year-end adjustments (which adjustments are of a normal and recurring nature, and with the exception of adjustments to the LIFO reserve not in excess of $500,000, are not material in amount).  The total amount of normal year-end adjustments for the Unaudited Financial Statements will not exceed $100,000 in addition to the $500,000 adjustment with respect to the LIFO reserve contemplated by the prior sentence.  The Audited Financial Statements and Unaudited Financial Statements present fairly and accurately in all material respects the financial position and operating results of the Company for the periods indicated therein.  The Company maintains and, through the Closing Date, will continue to maintain a system of internal accounting controls that it reasonably and in good faith believes is adequate for their intended purpose.

Section 4.07                                Ordinary Course.  Except as set forth in Section 4.07 of the Disclosure Schedule, since September 30, 2006, the Company has conducted its Business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company or its Business.  In addition, without limiting the generality of the foregoing, since September 30, 2006:

(a)                                  The Company has not entered into any strategic alliance, joint development or joint marketing Contract relating to or involving the Business;

(b)                                 There has not been any amendment or other modification (or agreement to do so) or violation of the terms of, any of the material Business Contracts, Business Licenses or agreements related to the Leased Personal Property;

(c)                                  The Company has not entered into any transaction with any Holder, officer, director, partner or member relating to the conduct of the Business;

(d)                                 The Company has not entered into any material Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any product of the Business;

(e)                                  The Company has not authorized, declared or paid any distributions or dividends to any Person;

(f)                                    No material Action or Proceeding has been commenced or, to the knowledge of the Company, threatened by or against the Company relating to the Business or any of the Assets and Properties of the Company, and the Company has not received any request for indemnification with respect to any product of the Company or any Company Intellectual Property;

(g)                                 The Company has not made or agreed to make any waiver of rights to, or license, lease or other disposition of, any of the Assets and Properties of the Company, except in the ordinary course of business;

(h)                                 Except as reflected in either the Audited Financial Statements or the Unaudited Financial Statements, the Company has not made or agreed or determined to make any write-off, write-down or revaluation of any of the Assets and Properties of the Company or any material change in any reserves or Liabilities associated therewith;

(i)                                     The Company has not granted new rights to any severance or termination pay, and has not paid or agreed or made any commitment to pay any discretionary or stay bonus, to any Employee or independent contractor of or consultant to the Company;

(j)                                     The Company has not made, granted or approved any (i) grant of options, stock appreciation rights, restricted stock, stock purchase rights or phantom stock, any rights to acquire Company equity securities or rights whose value is determined based on Company equity securities or any change in the vesting schedule applicable thereto, or (ii) increase in salary, rate of commissions, rate of consulting fees, rate or amount of distribution to equity holders or other compensation of any current Employee, independent contractor or consultant engaged in the conduct of the Business, except in the ordinary course of business consistent with past practices, and the Company has not paid or approved the payment of any other consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former Employee or independent contractor of or consultant to the Business) to any current or former Employee or independent contractor of or consultant to the Business, except in the ordinary course of business;

(k)                                  The Company has not made or changed any election in respect of any Tax, adopted or changed any accounting method in respect of any Tax, entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of any Tax, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Tax;

(l)                                     Except as reflected in either the Audited Financial Statements or the Unaudited Financial Statements, the Company has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of revenue and expense) used in connection with the Business;

(m)                               The Company is in compliance with all material Laws and Orders applicable to the Business;

(n)                                 The Company has taken all action required to procure, maintain, renew, extend or enforce the Company Intellectual Property which is material to the Business, including submission of required documents or fees during the prosecution of patent, trademark, copyright or other applications in connection with such Company Intellectual Property rights;

(o)                                 There has been no physical damage, destruction or other loss (whether or not covered by insurance) to the Business or any Assets and Properties of the Company that has had, or would reasonably be expected to have, a Material Adverse Effect;

(p)                                 No default by the Company under or violation by the Company of any Material Contract has occurred, and to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation; and

(q)                                 Except in the ordinary course of business, the Company is not obligated to any Person to maintain, modify, improve or upgrade the Business or any of the Assets and Properties of the Company.

Section 4.08                                Absence of Undisclosed Liabilities.  The Company has no material Liabilities other than: (a) Liabilities or obligations reflected or reserved against in the Audited Financial Statements or Unaudited Financial Statements; (b) current Liabilities incurred in the ordinary course of business since the respective dates thereof; and (c) Liabilities disclosed in this Agreement.

Section 4.09                                Litigation; Regulatory Compliance.

(a)                                                                                  Except as set forth in Section 4.09(a) of the Disclosure Schedule, there is no private or governmental Action or Proceeding pending, or, to the knowledge of the Company, threatened by or against the Company relating to the Assets and Properties of the Company or the operation of the Business, and no judgment, decree or Order applicable to the Company or any of the Assets and Properties of the Company, that could reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements or to have a Material Adverse Effect on the Business.

(b)                           Except as set forth in Section 4.09(b) of the Disclosure Schedule, the Company (i) is in compliance with all Laws relating to the operation of the Business, (ii) is in compliance with all Laws relating to the manufacturing, labeling, packaging, relabeling, repackaging, distribution, marketing, advertising, use/distribution, or sale of products manufactured in connection with its Business, and (iii) is not subject to any sanction, Order or other adverse Action or Proceeding by any Governmental Entity for the matters described above in clauses (i) and (ii), except where the failure to be in such compliance would not result in a Material Adverse Effect.  The Company has responded to and implemented all corrective measures in connection with any investigations conducted by any Governmental Entity, if any.  The Company is not and has not been in violation of any outstanding Order that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company or its Business.  Except in the ordinary course of the Business, consistent with past practice, the Company is not required to make, and has no reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with any Law presently applicable to it.

(c)                            There is no third-party litigation related to the Company or the Business where the Company, or to the knowledge of the Company, an Employee of the Company, has been served a subpoena to testify.

Section 4.10                                Product Liability Claims.  Except as described in Section 4.10 of the Disclosure Schedule, there:  (a) have been no material product or service warranty claims made by customers of the Company which were not reimbursed or assumed by the applicable suppliers; (b) have been no product recalls by the Company, and to the knowledge of the Company, there is no reasonable basis for any product recalls; and (c) are no product and/or service warranties outstanding or currently being offered by the Company to its customers (other than those of third parties for which the Company has no obligation or responsibility).  Furthermore, since March 31, 2006, the Company and any of its predecessors in interest have not been subject to any material product liability claim relating to any of the products of the Company or operation of its Business and, to the knowledge of the Company, no such claim is threatened and no circumstance or condition exists that would reasonably be expected to give rise to such a claim.

Section 4.11                                Restrictions on Business Activities.  Except as set forth in Section 4.11 of the Disclosure Schedule, there is no agreement, judgment, injunction, Order or decree binding upon the Company which has, or would reasonably be expected to have, the effect of prohibiting or impairing any current business practice of the Company or the conduct of its Business as currently conducted except for those judgments, injunctions, Orders and decrees that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.12                                Governmental Authorization.  The Company has obtained each Governmental Entity consent, license, permit, grant, and other authorization (a) pursuant to which the Company currently operates, manufactures, labels, packages, relabels, repackages, distributes, markets, advertises, or distributes the products made in connection with its Business or holds any interest in any of the Assets and Properties of the Company or (b) that is required for the operation of the Business of the Company ((a) and (b) herein collectively called the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, except where the failure to obtain or have any of the Company Authorizations would not have a Material Adverse Effect on the Business of the Company.  Section 4.12 of the Disclosure Schedule sets forth all material Company Authorizations currently in force and, except as set forth in Section 4.12 of the Disclosure Schedule, no consent or approval of any Governmental

Entity or other third party is necessary in order to consummate the transactions contemplated hereby.

Section 4.13                                Intellectual Property.

(a)                            Section 4.13(a) to the Disclosure Schedule sets forth a correct and complete list of all material Company Intellectual Property that is registered or for which registration applications are pending.  To the knowledge of the Company, the foregoing registrations are in effect and subsisting.  The Company owns or has the valid right to use all Company Intellectual Property necessary to continue the Business as conducted as of the date hereof.  The Company Intellectual Property is held exclusively by the Company.  The Company Intellectual Property is free of any rights of third parties, except as set forth on Section 4.13(a) to the Disclosure Schedule.

(b)                           Except as set forth on Section 4.13(b) to the Disclosure Schedule:

(i)                                     the conduct of the Company’s Business does not infringe or otherwise violate in any material respect any Intellectual Property rights of any third Person, and there is no material claim pending or threatened against the Company alleging such infringement or other violation;

(ii)                                  to the knowledge of the Company, no Person is infringing or otherwise violating any Company Intellectual Property and there is no material claim pending or threatened by the Company against any Person alleging such infringement or other violation; and

(iii)                               the payment of fees due necessary to maintain the Company Intellectual Property has been made.

(c)                            The Company uses commercially reasonable efforts to protect the confidentiality of its material trade secrets and to the knowledge of the Company, such efforts have not been unsuccessful.

Section 4.14                                Environmental Matters.  Except as disclosed in Section 4.14 of the Disclosure Schedule:

(a)                            The Company and all properties currently or at any time since January 1, 2001 owned, operated, occupied or leased by the Company are and have been in compliance with all Environmental Laws;

(b)                           The Company currently holds any and all approvals, permits, licenses, clearances and consents required under any Environmental Law and necessary for the conduct of its Business as such activities are currently being conducted;

(c)                            There are no actual or, to the knowledge of the Company, threatened Environmental Liabilities, relating to: (i) the Businesses, (ii) any of the Assets and Properties of the Company, (iii) any property currently or formerly owned, operated, occupied or leased by the Company, or (iv) any current or former product or Hazardous Material of the Company that has been manufactured, sold, transported or disposed of;

(d)                           There are no Environmental Claims pending against the Company or, to the knowledge of the Company, threatened against the Company, by any Person (including, without limitation, any Governmental Entity), relating to:  (i) the Businesses, (ii) any of the Assets and Properties of the Company, (iii) any property currently or formerly owned, operated, occupied or leased by the Company, or (iv) any current or former product or Hazardous Material of the Company that has been manufactured, sold, transported or disposed of;

(e)                            Except as would not have a Material Adverse Effect, neither the Company nor any Person:  (i) has used, generated, stored, treated, disposed, handled or placed any Hazardous Material on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company, except in compliance with all Environmental Laws; (ii) has transported or arranged for the transportation of any Hazardous Material currently or formerly on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied, or leased by the Company to any location which is or may become the subject of any action, suit or proceeding relating to Hazardous Material or any Environmental Law; or (iii) has transported or disposed of (or arranged for the transportation or disposal of), sold, distributed, or manufactured any product, substance or material which is or contains any Hazardous Material;

(f)                              Except as would not have a Material Adverse Effect, there has been no Release or to the knowledge of the Company threatened Release of Hazardous Material by the Company on, in, at, under, around or affecting: (i) any property currently or formerly owned, operated, occupied or leased by the Company or, to the knowledge of the Company, on adjacent parcels of real estate; or (ii) any property where Hazardous Material of or related to the Company was transported to or disposed of;

(g)                           There are no actual or, to the knowledge of the Company, potential conditions or circumstances, including, without limitation, actual or potential conditions or circumstances relating to Hazardous Material or Environmental Laws, on, in, at, under, around or affecting any property currently or at any time since January 1, 2001 owned, operated, occupied or leased by the Company, which pose an unreasonable risk or threat to the environment, the health or safety of persons, or the market value of such properties;

(h)                           To the knowledge of the Company, there are no underground storage tanks, whether in use, active, closed or abandoned, that are on, in, at, under, around or affecting any property currently or at any time since January 1, 2001 owned, operated, occupied or leased by the Company, and in Section 4.14 of the Disclosure Schedule, the Company has provided a detailed description of all above ground or underground storage tanks removed by or on behalf of the Company from such property;

(i)                               There are no Encumbrances threatened or attached to the Real Property or Leased Real Property, which arise under or pursuant to any applicable Environmental Law, and no action of any Governmental Entity has been taken or, to the knowledge of the Company, is threatened, which could subject any such real estate property to such Encumbrances;

(j)                               The Company has not entered into any presently effective agreement to provide indemnification to any Person in a manner relating to Hazardous Material or any

Environmental Laws, except for indemnity agreements in favor of lenders or ground lessors entered into in connection with any loan or credit agreements or ground leases, for property currently or formerly owned, operated, occupied or leased by the Company; and

(k)                            The Company has provided Parent copies of or given Parent access to prior to the execution of this Agreement, true and complete copies and results of any reports, studies, analyses, tests, investigations, monitoring or similar documentation within the knowledge, possession or control of the Company, which pertain to the presence or potential presence of Hazardous Materials on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company.

Section 4.15                                Taxes.

Except as set forth in Section 4.15 of the Disclosure Schedule:

(a)                            Except as would not have a Material Adverse Effect, the Company has properly completed and timely filed all Tax Returns required to be filed by it and has paid all Taxes with respect to the Assets and Properties and the Business which are due through the date of this Agreement.  Except for Permitted Encumbrances, there is and at Closing there will be (i) no claim for any Tax that is an Encumbrance against any of the Assets and Properties of the Company that is being asserted against the Company with respect to any of the Assets and Properties or the Business, (ii) no audit of any Tax Return relating to the Company or any of Assets and Properties or Business being conducted by any Taxing Authority, (iii) no waiver or extension of any statute of limitations on the assessment of any Tax with respect to the Company or any of its Assets and Properties or its Business, and (iv) since March 31, 2002 no claim has been raised in writing by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may by subject to taxation by that jurisdiction.  The Company does not have any deferred gain or loss arising out of a transaction between the Company and a Subsidiary that has not been subject to taxation nor is the Company required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise and that has not been subject to taxation.  The Company has disclosed on its Tax Returns all positions taken that could give rise to the accuracy-related penalties of Code Sections 6662 and 6662A.  The Company has heretofore delivered to Parent true, correct and complete copies of all of the Company’s federal and state Tax Returns for the respective tax years ended March 31, 2002 through March 31, 2006, and no amendments or other changes have been made thereto since the date of such delivery.

(b)                           Except as would not have a Material Adverse Effect, the Company has withheld all amounts required to be withheld by Law from payments made to any Person, whether that Person is regarded as an employee, independent contractor, or otherwise, in the conduct of its Business.  Except as would not have a Material Adverse Effect, the Company has timely paid to the appropriate Taxing Authority all amounts so withheld or otherwise due in connection with all such payments, and has timely filed all requisite returns with the Taxing Authorities with respect to such Taxes.  The Company is not a party to any Tax proceeding with respect to the withholding of Taxes from any payments made in the conduct of the Business.  To the knowledge of the Company, no investigation is being conducted against the Company by any Taxing Authority.

(c)                            The transaction contemplated by this Agreement, either by itself or in connection with any other transaction the Company may have entered into or agreed to, will not give rise to liability for Taxes under Code Section 355(e), nor has the Company participated in any transaction that will make it in any way liable for any liability for Taxes under Code Section 355(e).

(d)                           [Reserved]

(e)                            The Company is not now nor has been, since April 1, 1987, a member of any affiliated, combined, unitary or similar group filing a consolidated, combined, unitary or similar federal or state income Tax Return (other than a group the common parent of which is the Company) and the Company has no liability for the Taxes of any person or entity (other than the Company or any of its Subsidiaries) under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), including as a transferee or successor, by contract, or otherwise.  There exists no tax sharing or allocation agreement that will require any payment by the Company after the date of this Agreement.

(f)                              The Company has made adequate provision in its consolidated financial statements (in accordance with GAAP) for all material unpaid Taxes of the Company for taxable years ending on or before the Closing Date, and the charges, accruals, and reserves with respect to such unpaid Taxes on the books of the Company are adequate (as determined in accordance with GAAP) and are at least equal to the Company’s liabilities for such unpaid Taxes.  Since March 31, 2006, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business consistent with past practice, or in connection with the transactions contemplated by this Agreement.

Section 4.16                                Employee Benefit Plans.

(a)                            Section 4.16(a) of the Disclosure Schedule lists all salaried Employees employed by the Company and its Subsidiaries as of January 15, 2007 and, with respect to each such listed salaried Employee, his/her employer, position, salary, and accrued vacation to be paid for the 2007 calendar year and the amount of accrued vacation carried over from 2006.  No salary or vacation benefits have been granted to any such Persons on terms and conditions which are more favorable than those indicated in Section 4.16(a) of the Disclosure Schedule.  Section 4.16(a) of the Disclosure Schedule lists (to the extent not elsewhere on Section 4.16(a) of the Disclosure Schedule) all benefits, incentives and any other amounts owed to each of the Company Knowledge Executives.

(b)                           Except as set forth on Section 4.16(b) of the Disclosure Schedule, there are no outstanding, pending or, to the knowledge of the Company threatened: (i) material claims, disputes or other controversies between the Company and any of its Employees; (ii) unfair labor practice charges or other material complaints or grievances against the Company in connection with its operation of the Business; (iii) labor strikes, slowdowns, picketings, work stoppages or other labor disputes against the Company affecting the operation of the Business; or (iv) inspection or prosecution orders against the Business under any labor, employment or occupational health and safety legislation and there is no basis for any such action.

(c)                            Section 4.16(c) of the Disclosure Schedule contains a true and complete list of each (i) Benefit Plan, and (ii) any material employment, indemnification (other than by corporate charter or bylaws), consulting or severance agreement, under which any Employee or former Employee has any present or future right to benefits or under which the Company or any Company Subsidiary has any present or future liability (collectively, the “Company’s Plans”).

(d)                           The Company has made available to Parent a complete and current copy of the Company’s Plans documents or a written description of any unwritten plan; any trust agreement or insurance contract related to a plan; the most recent employee handbooks, policies and statements of practices and, for each plan subject to ERISA, the most recent summary plan description, the most recent IRS determination letter for each plan intended to be tax-qualified under Code Section 401(a); and (i) the three most recent Forms 5500 and attached schedules, (ii) the three most recent audited financial statements for the Company’s Plans that are required to have audited financial statements pursuant to ERISA; and (iii) all applicable nondiscrimination tests for each of the Company’s Plans intended to be tax-qualified under Code Section 401(a) which have been performed for the three most recent plan years. All average deferral percentage and average contribution tests for each of the Company’s Plans intended to satisfy the requirements of Code Sections 401(k) or 401(m) have been performed and passed for the three most recent plans years ending before December 31, 2006.  Each of the Company’s Plans intended to satisfy the requirements of Code Sections 401(a) have passed all other applicable nondiscrimination tests for the three most recent plan years ending before December 31, 2006.

(e)                            Except as set forth on Section 4.16(e) of the Disclosure Schedule, the Company and the Company Subsidiaries have no material liability with respect to the Company’s Plans and no Encumbrance has arisen under ERISA or the Code on the Assets and Properties of the Company or the Company Subsidiaries or with respect to the Business, and to the knowledge of the Company no condition or event has occurred or exists with respect to the Company’s Plans which would be reasonably likely to result in an Encumbrance on the Assets and Properties of the Company or the Company Subsidiaries.

(f)                              Except as set forth on Section 4.16(f) of the Disclosure Schedule, neither the Company nor any entity that is a member of a controlled group with, under common control with, or otherwise required to be aggregated with, the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) has communicated to present or former Employees of the Company, or formally adopted or authorized for present or former Employees of the Company, any plan not disclosed pursuant to Section 4.16(c) or any change in any existing plan that is not reflected in the Plan documents made available as described in Section 4.16(d) as to which the Company or an ERISA Affiliate has any unsatisfied liability.

(g)                           Except as to those plans identified on Section 4.16(g) of the Disclosure Schedule as tax-qualified Company Plans (the “Company Qualified Plans”), neither the Company nor the Company Subsidiaries maintain a Benefit Plan intended to meet the requirements of Code Section 401(a) and they have no liability with respect to any Benefit Plan which was previously maintained and was intended to meet the requirements of Code Section 401(a).  The Internal Revenue Service has issued favorable determination letters (National Office favorable opinion letters in the case of prototype plans) to the effect that each Company Qualified Plan qualifies under Code Section 401(a) and that any related trust is exempt from taxation under Code Section 501(a), and such determination letters remain in effect and have not been revoked.  Copies of all outstanding requests for a determination letter with respect to each Company Qualified Plan have been delivered to Parent.  Except as disclosed on Section 4.16(g) of the Disclosure Schedule, no Company Qualified Plan has been amended since the issuance of each respective determination letter (or National Office favorable opinion letter in the case of a prototype plan) in any manner which would adversely affect its tax qualification.  The Company Qualified Plans currently comply in form in all material respects with the requirements under Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required. No issue concerning the qualification of the Company Qualified Plans is pending before or to the knowledge of the Company is threatened by the Internal Revenue Service.  The Company Qualified Plans have been administered in all material respects according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in all material respects in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Code Section 401(a).  Neither the Company, the Company Subsidiaries nor any fiduciary of any Company Qualified Plan have done anything that would materially adversely affect the tax-qualified status of the Company Qualified Plans or the related trusts.

(h)                           Within the last five years no termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by the Company or any Company Subsidiary and no partial termination of any Company Qualified Plan has occurred for which full vesting was not provided.

(i)                               Except as set forth in Section 4.16(i) of the Disclosure Schedule, none of the Company’s Plans is subject to Section 412 of the Code or Title IV of ERISA, and neither the Company nor any ERISA Affiliate has any material outstanding liability with respect to any such plan (contingent or otherwise).

(j)                               None of the Company’s Plans is a “multi-employer plan” within the meaning of Section 3(37)(A) of ERISA, and the Company and the Company Subsidiaries do not have any outstanding Liability with respect to any such plan (contingent or otherwise).  No Company Qualified Plan has suffered any accumulated funding deficiency within the meaning of ERISA Section 302 and Code Section 412.  Neither the Company nor the Company Subsidiaries have any outstanding liability under Code Section 4971.  As of the Closing Date, all required premium payments for Company Qualified Plans have been made, when due, to the PBGC.  No event or condition exists with respect to any Company Qualified Plan which could be deemed a “reportable event” as defined in ERISA Section 4043, with respect to which the 30-day notice requirement has not been waived and which could result in a liability to Parent, and no condition exists which would subject Purchaser to a fine under ERISA Section 4071.  The data described in Section 4.16(j) of the Disclosure Schedule relating to the Company’s Qualified Plans that are subject to Code Section 412, is complete and correct in all material respects as of January 1, 2006.

(k)                            Except as set forth on Section 4.16(k) of the Disclosure Schedule, the Company and the Company Subsidiaries are in material compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the

Company’s Plans, including, without limitation, Sections 601 through 734 of ERISA, and all reports and disclosures relating to the Company’s Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable law.

(l)                               [Reserve]

(m)                         Except as set forth on Section 4.16(m) of the Disclosure Schedule, the Company and the Company Subsidiaries have made full and timely payment of, or have accrued, pending full and timely payment, all amounts which are required under the terms of each of the Company’s Plans and in accordance with applicable laws to be paid as a contribution to each of the Company’s Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Benefit Plan. The assets of all Company Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust, and, except as set forth in Section 4.16(m) of the Disclosure Schedule, the value of the assets of each such Company Benefit Plan (other than any Company Qualified Plan that is subject to Code Section 412) equal or exceed the liabilities of each such plan.

(n)                           The Company, the Company Subsidiaries and, to the knowledge of the Company, any other “disqualified person” and any “party in interest” (as defined in Code Section 4975 and ERISA Section 3(14), respectively) with respect to the Company’s Plans, have not engaged in any “prohibited transaction” (as defined in Code Section 4975 or ERISA Section 406) or a breach of ERISA Section 404.

(o)                           Neither the Company nor the Company Subsidiaries have made or are obligated to make any nondeductible contributions to any of the Company’s Plan for the current or future tax years.

(p)                           Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or, to the knowledge of the Company, threatened against any of the Company’s Plans, any trust or other funding agency created thereunder, or against any fiduciary of any of the Company’s Plans or against the assets of any of the Company’s Plans.

(q)                           Except for Company Qualified Plans and except as listed in Section 4.16(q) of the Disclosure Schedule, neither the Company nor the Company Subsidiaries have any obligation to any retired or former Employee or any current Employee upon retirement or termination of employment under any of the Company’s Plans.  Except as listed in Section 4.16(q) of the Disclosure Schedule, neither the Company nor the Company Subsidiaries maintain, or are obligated to make contributions to or under any plan which provides post-retirement medical, health, life insurance or other post-retirement benefits with respect to Employees or former Employees (collectively, “Other Post-retirement Benefits”). Section 4.16 of the Disclosure Schedule contains a complete and accurate list of all Other Post-retirement Benefits, categorized to show the specific Other Post-retirement Benefits and eligibility rules with respect to each discrete Employee group and former Employee group, whether grouped on the basis of salaried versus hourly paid, date of termination of employment, collectively bargaining units, facilities, or otherwise.

(r)                              Except as disclosed on Section 4.16(r) of the Disclosure Schedule, since March 31, 2006, neither the Company nor the Company Subsidiaries have (i) increased the rate of compensation payable or to become payable to any of the salaried Employees of the Company and its Subsidiaries, other than in the normal course of business and consistent with past practice; (ii) increased any benefits or rights under any Company’s Plan; or (iii) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan.

(s)                            Except as set forth in Section 4.16(s) of the Disclosure Schedule, Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either by themselves or in conjunction with any other event): (i) entitle any Employee, former Employee or other service provider of the Company or a Company Subsidiary to severance benefits or any other payment (except per share Merger Consideration as a Holder) or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such Employee or service provider.

(t)                                    Except as set forth on Section 4.16(t) of the Disclosure Schedule, no person is, or will as a result of the transactions contemplated by this Agreement become, entitled to any payment or benefit from or with respect to the Company which constitutes a “parachute payment” within the meaning of Section 280G of the Code.

(u)                                 Except as set forth on Section 4.16(u) of the Disclosure Schedule, the Company and the Company Subsidiaries do not maintain any “nonqualified deferred compensation plans” within the meaning of Code Section 409A.  Except as set forth on Section 4.16(u) of the Disclosure Schedule, each nonqualified deferred compensation plan that is subject to Code Section 409 complies in form and in operation with paragraphs (2), (3) and (4) of Code Section 409A and no amount thereunder is or may become subject to Code Section 409A(1), based on the statutory requirements and the existing regulations issued as of the date of execution of this Agreement.  Section 4.16(u) of the Disclosure Schedule also identifies each such plan in which amounts were deferred or became vested after 2004. Section 4.16(u) of the Disclosure Schedule also identifies the amount of benefits payable to each participant and beneficiary in each of the Company’s Plans that is a nonqualified deferred compensation plan, and identifies such amounts as to whether they are under a plan reflected on (i) Section 7.01 of the Disclosure Schedule, or (ii) only Section 4.16(u)(ii) of the Disclosure Schedule but not reflected in Section 7.01.

Section 4.17                                Capitalization and Equity Ownership.

(a)                                  The authorized capital of the Company consists of 5,000,000 shares of common stock, par value $0.01 per share, divided into two classes consisting of 1,000,000 shares of voting common stock and 4,000,000 shares of nonvoting common stock.  There presently are issued and outstanding 956,706 shares of voting common stock and 3,753,790 shares of nonvoting common stock.  Section 4.17(a) of the Disclosure Schedule sets forth each holder of any equity interest in the Company and such holder’s corresponding ownership amount or right to receive such ownership amount or other payment and any material terms or conditions relating thereto including those items referred to in Section 4.07(j)(i).  The shareholders of the Company are the record and beneficial owners and holders of all of the Company Shares.  No legend or other reference to any purported Encumbrance appears upon any certificate representing Company Shares, other than restrictions on transfer under applicable state and federal securities laws and under the Company’s bylaws.  All of the outstanding Company Shares have been duly authorized and validly issued, and are fully paid and non-assessable.  Other than this Agreement, the Ancillary Agreements and the transfer restrictions in the Company’s bylaws, there are no Contracts relating to the issuance, sale, or transfer of any Company Shares.  None of the outstanding Company Shares were issued in violation of the Securities Act or any other Law or any preemptive right whether such right was granted by statute or Contract.  Other than the Subsidiaries, the Company does not own or have a Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

(b)                                 The authorized capital of FRP consists of 1,000,000 authorized units (the “FRP Membership Units”), 100,000 of which are issued and outstanding.  Section 4.17(b) of the Disclosure Schedule sets forth each holder of any equity interest in FRP and such holder’s corresponding ownership amount or right to receive such ownership amount or other payment and any material terms or conditions relating thereto.  The unit holders of FRP are the record and beneficial owners and holders of all of the issued and outstanding FRP Membership Units, free and clear of all Encumbrances, other than restrictions on transfer under applicable state and federal securities laws and those set forth in the FRP Operating Agreement.  There are no certificates representing FRP Membership Units.  All of the outstanding FRP Membership Units have been duly authorized and validly issued, and are fully paid and non-assessable.  Other than the FRP Membership Interest Purchase Agreement and the FRP Operating Agreement, there are no Contracts relating to the issuance, sale, or transfer of any FRP Membership Units.  None of the outstanding FRP Membership Units were issued in violation of the Securities Act or any other Law or any preemptive right whether such right was granted by statute or contract.  True and complete copies of all agreements relating to the ownership interest of the holders of the FRP Membership Units have been provided to Parent, and such agreements have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements in any case from the form provided to Parent.

(c)                                  The authorized capital of AF/CPS consists of 50,000 shares of common stock, par value $0.01 per share, 21,500 shares of which are issued and outstanding and there are no other shares or equity interests outstanding, all of which are owned by the Company.  The issued and outstanding shares of AF/CPS are free and clear of all Encumbrances, other than restrictions on transfer under applicable state and federal securities laws and under AF/CPS’s bylaws.  No legend or other reference to any purported Encumbrance appears upon any certificate representing any of the shares of AF/CPS, other than restrictions on transfer under applicable state and federal securities laws.  All of the outstanding shares of AF/CPS have been duly authorized and validly issued, and are fully paid and non-assessable.  Other than this Agreement, the Ancillary Agreements and the transfer restrictions in AF/CPS’s bylaws, there are no Contracts relating to the issuance, sale, or transfer of any of the shares of AF/CPS.  None of the outstanding shares of AF/CPS were issued in violation of the Securities Act or any other Law or any preemptive right whether such right was granted by statute or Contract.  There are no agreements relating to the ownership interests of the shareholders of AF/CPS.

Section 4.18                                [Reserved]

Section 4.19                                Employee Matters.

(a)                            Except as set forth in Section 4.19(a) of the Disclosure Schedule, since March 31, 2006, (i) there has been no Action or Proceeding based on sex, sexual or other harassment, age, disability, race, national origin, religion or other protected category or other discrimination, other statutory claim, complaint or charge relating to employment, whether under federal, state or local law or ordinance, or any common law claim, including claims of wrongful termination, retaliation and/or tort claims involving Employees, by any Employee against the Company and there is no fact or circumstance known to the Company that could reasonably be expected to give rise to such a complaint, claim or charge or to result in any Action or Proceeding; and (ii) the Company has not received any written notice of any claim that it has not complied in any material respect with any Law relating to the employment of any of the Employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, reasonable accommodations, family or medical leave, immigration, including the Immigration Reform and Control Act (“IRCA”), the WARN Act, employee safety, or that it is liable for any arrearage of wages or any Tax or penalty for failure to comply with any of the foregoing.

(b)                           Except as set forth in Section 4.19(b) of the Disclosure Schedule, to its knowledge, the Company has paid all amounts due to be paid to each Employee other than with respect to any equity interest in the Company.  To its knowledge, the Company has not made any deductions from employees’ wages except as may be permitted by applicable Law.

(c)                            Except as set forth in Section 4.19(c) of the Disclosure Schedule, since March 31, 2006, there has been no, and there presently is no pending material claim, Action or Proceeding against the Company by any Employee under any workers’ compensation plan or policy or for long-term disability under any long-term disability plan.  There is no controversy pending or, to the knowledge of the Company, threatened between the Company and any Employee which has or could reasonably be expected to result in a material Action or Proceeding.  Section 4.19(c) of the Disclosure Schedule lists each collective bargaining agreement or other labor union contract to which the Company is a party.  The Company does not know of any activities or proceedings of any labor union or any other Person(s) to organize any Employees.  There has been no work stoppage, strike or other concerted action by any Employees.

(d)                           To the knowledge of the Company, no non-organized Employee is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by the Company.  As of the date hereof, the Company has a sufficient number of appropriately trained employees to continue to conduct the Business as presently conducted.

(e)                            To the Company’s knowledge, no Employee, no consultant, no independent contractor or temporary worker who is engaged in the conduct of the Business is obligated under any Contract or subject to any Order or Law that would materially interfere with the conduct of the Business as currently conducted.

(f)                              To its knowledge, the Company has completed I-9 forms for all Employees pursuant to the IRCA thereby confirming the work eligibility and identity of each Employee.  To the Company’s knowledge, all filings and documents required under the immigration laws with regard to any Employees have been filed, maintained and retained.  To the Company’s knowledge, neither the Company nor any Person acting on their behalf has misrepresented a material fact to gain an immigration benefit by, for or on behalf of an Employee.

(g)                           The Company has informed all Employees of their rights under the Family and Medical Leave Act (“FMLA”) or Laws relating to family and medical leave.  To the Company’s knowledge, the Company has provided all eligible Employees with FMLA leave and has returned all Employees taking FMLA leave to the same or a substantially similar job following any FMLA leave.

(h)                           Section 4.19(h) of the Disclosure Schedule contains a complete and correct list (excluding names) of all Employees or former Employees terminated, laid off, or whose hours were reduced by at least 50% by the Company since October 31, 2006, including the date(s) of such actions.  Section 4.19(h) of the Disclosure Schedule contains a complete and correct list of all Employees or former Employees who are receiving or entitled to receive short-term disability benefits or long-term disability benefits under a Company Plan, workers compensation, or are otherwise on a permitted leave of absence (other than ordinary sick leave, vacation, or other permitted leave of les than one week.)

Section 4.20                                Interested Party Transactions.

(a)                            Except as disclosed in Section 4.20(a) of the Disclosure Schedule, there are no material Contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business consistent with past practice, between the Company and any Affiliate of the Company that are currently pending or in effect which relates to or affects the Business of the Company, any of the Assets and Properties of the Company, or any Liabilities of the Company.

(b)                           Each Contract, arrangement, understanding, transfer of assets or liabilities or other commitments or transactions set forth or required to be set forth in Section 4.20(a) of the Disclosure Schedule was entered into, or incurred, as the case may be, on terms and conditions as favorable to the Company as would have been obtainable by the Company in a comparable arm’s-length transaction with a Person other than an Affiliate of the Company.

(c)                            No shareholder, officer, director, partner, or member of the Company or a Subsidiary owns, directly or indirectly, on an individual or joint basis, any interest in (i) any material Assets and Properties of the Company or (ii) to the Company’s knowledge, any Person that is a supplier, customer or competitor of the Company in connection with the Business (other than through the ownership of 5% or less of any class of securities registered under the Exchange Act).  Except as set forth in Section 4.20(c) of the Disclosure Schedule, no shareholder, officer, director, partner, or member of the Company or any of its Subsidiaries serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Business or has received any loan from or is otherwise a debtor of, or made any loan to or is otherwise a creditor of, the Company.

Section 4.21                                Insurance.  Section 4.21 of the Disclosure Schedule contains a complete and correct list of all insurance policies and bonds maintained by the Company related to any of the Assets and Properties of the Company, the Liabilities of the Company, or with respect to the Business.  There is no claim pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds other than customary reservation of rights provisions.  Each policy listed in Section 4.21 of the Disclosure Schedule is valid and binding and in full force and effect, all premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds, except where the failure to be in compliance will not give rise to a Material Adverse Effect.  The Company has not received any written notice of cancellation or termination of, or premium increase with respect to, any such policies other than the cancellation notices routinely sent by insurance companies reserving their right not to continue coverage upon expiration of a policy period, but the Company has no reason to believe such coverage will not be continued upon tender of the applicable premium payments.

Section 4.22                                Books and Records.  The Books and Records of the Company have been made available to Parent or its representatives, and such books and records are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The Company’s and each of its Subsidiaries’ minute books contain an accurate summary of all meetings of directors, shareholders and members, as applicable, or actions by written consent that relate to the Business or the Assets and Properties of the Company and its Subsidiaries, through the date of this Agreement, and reflect all material actions taken at such meetings or pursuant to such consents, as the case may be.  Prior to the execution of this Agreement, the Company and each of its Subsidiaries has delivered to Parent true copies of its articles of incorporation, articles of organization, bylaws, operating agreement or partnership agreement, as applicable, each as amended through the date of this Agreement.

Section 4.23                                Brokers’ and Finders’ Fees; Third Party Expenses.  Except for the financial advisory fees to Goldsmith, Agio, Helms & Lynner, LLC, the Company has not incurred, nor will incur, directly or indirectly, any liability for brokerage, finders’, or financial advisor’s fees or agents’ commissions or investment bankers’ fees or any similar charges, fees or commissions in connection with this Agreement or any transaction contemplated hereby.

Section 4.24                                Customers, Suppliers and Sales Representatives.

(a)                            Section 4.24(a)(i) of the Disclosure Schedule lists the 30 largest customers of the Business of the Company during the twelve month period ended on March 31, 2006.  Section 4.24(a)(ii) of the Disclosure Schedule lists the ten largest suppliers of the Business on the basis of cost of goods or services purchased during the twelve month period ended on March 31, 2006.  To the Company’s knowledge, no such customer, supplier or sales representative is threatened with bankruptcy or insolvency.

(b)                           Except as set forth in Section 4.24(b) of the Disclosure Schedule, since March 31, 2006, no (i) customer required to be disclosed in Section 4.24(a)(i) of the Disclosure Schedule or, (ii) supplier required to be disclosed in Section 4.24(a)(ii) of the Disclosure Schedule, has ceased or materially reduced, canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the

Company, or materially decreased its services or supplies to the Company, in the case of any such supplier, or its usage of any service or purchase of any product, in the case of any such customer, and, to the Company’s knowledge, no supplier, or customer intends to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its usage of the services or products of the Company.

(c)                            Except as set forth in Section 4.24(c) of the Disclosure Schedule, each (i) customer required to be disclosed in Section 4.24(a)(i) of the Disclosure Schedule, and (ii) supplier required to be disclosed in Section 4.24(a)(ii) of the Disclosure Schedule has transacted business with the Company and otherwise has acted substantially in accordance with the terms of its Business Contract consistent with the established course of conduct or, to the extent there is no Business Contract, its course of performance with the Company over the last twelve months.  No such customer has sought in writing, or indicated in writing any intention to seek, a material reduction in the prices it currently pays for products and services of the Company.  No such supplier has indicated in writing any intention to seek a material increase in the price it currently charges the Company for supplier products and services.  No such customer or supplier has sought in writing or indicated in writing any intention to seek any other material modification of any payment term or other term applicable to its purchases of products and services of the Company or sales of supplies and materials to the Company, as applicable.

Section 4.25                                Material Contracts.

(a)                                  Contracts and Licenses.  Section 4.25(a) of the Disclosure Schedule sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (collectively, the “Material Contracts”):

(i)                                     Contracts involving per annum payments in excess of $100,000 with suppliers, vendors, professional service providers, commercial agents, authorized dealers and distribution agents, that have a minimum term of more than one year or can be terminated by the Company or the respective Subsidiary only with notice of more than 30 days;

(ii)                                  Contracts with any current officer or director of the Company or any of its Subsidiaries or any Affiliate (other than a Subsidiary) of the Company, and a list of all other benefits owed, paid or offered to them by the Company or any of its Subsidiaries, which are not made available to all Employees generally, including participations in profits, bonuses, option rights, premiums, profit-orientated bonus payments or similar plans;

(iii)                               Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries;

(iv)                              Contracts for the purchase or sale of any of the assets of the Company or any of its Subsidiaries for consideration in excess of $100,000;

(v)                                 Contracts relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person, in each case for consideration in excess of $25,000;

(vi)                              Contracts relating to the incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of $50,000;

(vii)                           Contracts for joint ventures, strategic alliances or partnerships;

(viii)                        Contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company or any of its Subsidiaries in any line of business or in any geographical area;

(ix)                                Contracts providing for severance, retention, change in control or other similar payments;

(x)                                   Any other Contract which by its terms would prohibit or materially delay the consummation of the transactions contemplated hereunder;

(xi)                                Contracts pursuant to which the Company or any of its Subsidiaries (i) has acquired a license to use any material Intellectual Property (other than software and related Company Intellectual Property that is generally commercially available), or (ii) has granted to any third party any license to use any material Company Intellectual Property owned by the Company or its Subsidiaries; and

(xii)                             Contracts involving net obligations of the Company or any of its Subsidiaries of more than $100,000 individually that are outside the Ordinary Course of Business, unless such contracts are otherwise disclosed in Section 4.25(a) of the Disclosure Schedule.

(b)                                 Except as set forth in Section 4.25(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by the Company and its Subsidiaries under any Material Contract, and to the Company’s knowledge, no third party has threatened to notify the Company or any Subsidiary that a material default has occurred with respect to such Material Contracts.

Section 4.26                                No Breach of Business Contracts or Business Licenses.  All of the Material Contracts, Business Licenses, and the leases for the Leased Personal Property and Leased Real Property are in written form.  The Company and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all benefits under, and are not in default, and are not alleged in writing to be in default, in respect of any Material Contract, material Business License, and the leases for the Leased Personal Property and Leased Real Property.  Each of the Material Contracts, material Business Licenses, and the leases for the Leased Personal Property and the Leased Real Property is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company, any of its Subsidiaries or, to the Company’s knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a default or event of default under any Material Contract, material Business License, lease for any Leased Real Property or lease for any Leased

Personal Property.  A true, complete and correct copy of each Material Contract, material Business License, lease for any Leased Personal Property and lease for any Leased Real Property has been provided to the Parent.

Section 4.27                                Assets and Property.

(a)                                  The Assets and Properties used by the Company for its Business operations are in a condition corresponding to their age, have been maintained in accordance with standard industry practice and are suitable for the Business operations of the Company and its Subsidiaries as currently conducted.

(b)                                 Section 4.27(b) of the Disclosure Schedule sets forth all lease agreements and rental agreements for Tangible Personal Property used by the Company (“Leased Personal Property”) involving annual payments in excess of $25,000.

Section 4.28                                Third Party Consents.  Section 4.28 of the Disclosure Schedule lists (a) all Material Contracts, material Business Licenses, leases for the Leased Personal Property and Leased Real Property that require a novation or consent in connection with the transactions contemplated hereby, prior to the Closing Date and (b) every Material Contract, material Business License, lease for the Leased Real Property and lease for the Leased Personal Property which, if no novation occurs or if no consent is obtained, would materially and adversely affect the Company’s ability to operate the Business in the same manner as such Business was operated prior to the Closing Date (the “Material Third-Party Consents”).

Section 4.29                                Real Property.  For purposes of this Agreement, the term “Real Property” means the real property described in Section 4.29 of the Disclosure Schedule.  Parent and the Company acknowledge that the Real Property may not describe all of the real property owned by the Company and that any representation regarding title to the Real Property is based solely on the title insurance commitments obtained by Parent described in Section 1.01(d) of the Disclosure Schedule and without inquiry.  With respect to the Real Property and except as set forth on Section 4.29 of the  Disclosure Schedule:

(a)                                  the Company has good and marketable fee simple title to the Real Property, there is no outstanding debt with respect to the Real Property, and such property is owned free and clear of any Encumbrances, easements, covenants, or other restrictions other than Permitted Encumbrances which impair the use, occupancy, value or marketability of title of the Real Property subject thereto;

(b)                                 there are no pending or, to the knowledge of the Company, threatened or contemplated condemnation proceedings, lawsuits, or administrative actions relating to the Real Property or other matters materially and adversely affecting the current use, occupancy, or value thereof; and, to the Company’s knowledge no fact or condition exists which could give rise to an action or proceeding;

(c)                                  there are no leases, subleases or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property;

(d)                                 there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein;

(e)                                  there are no Persons (other than the Company) in possession of the Real Property; and

(f)                                    the Real Property and any improvements located thereon have received all material approvals of all necessary Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in material compliance with all applicable Laws (including, without limitation, zoning and building codes).

Section 4.30                                Leased Real Property.  Section 4.30 of the Disclosure Schedule lists all of the leased, subleased or licensed real property (other than storage space in public warehouses and other types of bailments where the Company maintains no permanent Employees) (the “Leased Real Property”).  The Company represents and warrants that, except as set forth on Section 4.30 of the Disclosure Schedule:

(a)                                  the leases for the Leased Real Property will continue to be legal, binding, enforceable, and in full force and effect in identical terms following the consummation of the transactions contemplated hereby;

(b)                                 the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leased Real Property;

(c)                                  all Leased Real Properties and any improvements located thereon have received all material approvals of any necessary Governmental Entity (including Licenses) required in connection with the operation thereof and have been operated and maintained in material compliance with all applicable Laws (including, without limitation, zoning and building codes);

(d)                                 there are no pending or, to the knowledge of the Company, threatened or contemplated condemnation proceedings, lawsuits, or administrative actions relating to the Leased Real Property or other matters affecting adversely the current use, occupancy, or value thereof; and, to the knowledge of the Company, no fact or condition exists which could give rise to an action or proceeding; and

(e)                                  all Leased Real Property is supplied with utilities and other services necessary for the current operation of said Leased Real Properties.

Section 4.31                                FRP Membership Interest Purchase Agreement.

(a)                            The Company has delivered to Parent or its representatives, a true, complete and correct copy of the FRP Membership Interest Purchase Agreement and all other certificates and support agreements to be entered into in connection with the transaction contemplated by the FRP Membership Interest Purchase Agreement (the “FRP Agreement Ancillary Agreements”).

(b)                           Pursuant to the FRP Membership Interest Purchase Agreement and the  FRP Ancillary Agreements, MeadWestvaco has agreed to (i) sell to the Company all of its interests in and to FRP (the “FRP Interests”); (ii) will have an amount of the closing proceeds to be paid to it by the Company equal to 20% of the Escrow Amount placed into the Escrow Fund; and (iii) participate pro rata through the Escrow Fund in any indemnification claims brought pursuant to Article X of this Agreement.  The FRP Membership Interest Purchase Agreement provides that when MeadWestvaco sells the FRP Interests, in exchange for the consideration and mutual promises provided for therein, the Company and MeadWestvaco forever waive any claims they may have against the other and any of the other’s affiliates, with respect to such interest and releases the Parent, its Subsidiaries and Affiliates, as well as the Company and the Company Affiliates from any and all claims it may have with respect to such interests, except for its interest in the Escrow Fund.  The FRP Membership Interest Purchase Agreement shall only be contingent upon the consummation of this Agreement.

(c)                            The Parent is a third party beneficiary to the FRP Membership Interest Purchase Agreement and the FRP Agreement Ancillary Agreements.  The Parent has rights to enforce the obligations of FRP and the Company contained in the FRP Membership Interest Purchase Agreement and the FRP Agreement Ancillary Agreements.

(d)                           The Company has enforceable rights to specific performance under the FRP Membership Interest Purchase Agreement and the FRP Agreement Ancillary Agreements.

Section 4.32                          Current Status of AF/CPS.  Except as set forth in Section 4.32 of  the Disclosure Schedule, AF/CPS closed operations as of July 1, 2000, since that time AF/CPS has conducted no business, has had no employees, has not had any Assets and Properties and has incurred no Liabilities.  As of the date of this Agreement AF/CPS has no Liabilities, except as scheduled on Section 4.32 of the Disclosure Schedule.

Section 4.33                          Current Status of Fox Valley Foreign Sales Corporation.  Fox Valley Foreign Sales Corporation (“FSC”) closed operations on April 1, 2002 and since that time, FSC has conducted no business, has had no employees, has not had any Assets and Properties and has incurred no liabilities.  FSC was liquidated and dissolved as of January 23, 2007.  There are no outstanding liabilities or obligations to which the Company or any of its Affiliates is subject as a result of the liquidation and dissolution of FSC or its prior existence.

Section 4.34                          Current Status of Outagamie Charitable Foundation.  The board of directors of the Company has authorized all action needed to enable Outagamie Charitable Foundation (“OCF”) to completely separate all legal and contractual ties with the Company or any Affiliate thereof prior to the Closing (such separation is referred to herein as the “Separation”).  When the Separation occurs, it will not result in any liability or obligation being incurred by the Company or any of its Affiliates.  No liabilities or obligations of OCF will remain with the Company or any of its Affiliates as a result of the Separation or as a result of its existence.

Section 4.35                          Representations Complete.  It is the explicit intent of each party hereto that the Company and the Company Subsidiaries are making no representations or warranties except as set forth in this Agreement, the Ancillary Agreements, the Disclosure

Schedule, and the certificates, documents and instruments delivered in connection with the transactions contemplated by this Agreement or any such Ancillary Agreement.  Notwithstanding the foregoing, nothing herein shall be construed to absolve the Company from liability for fraud or intentional misrepresentation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated herein, Parent hereby represents and warrants to the Company that the statements set forth in this Article V are true and correct.  Merger Sub, when formed and made a party hereto, will be deemed to make each of the representations and warranties made by Parent below with respect to itself and when such representations and warranties are made by Merger Sub, they shall also be deemed to be made by Parent.

Section 5.01                          Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation.  Parent has the corporate power and authority to own, use, license, lease and operate its respective properties and to carry on its respective business as it is now being conducted and as currently proposed to be conducted and is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing, leasing or operation of its properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.

Section 5.02                          Authority.  Parent has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Parent.  This Agreement has been, and the Ancillary Agreements to which Parent is a party will be, duly executed and delivered by Parent.  This Agreement constitutes, and the other Ancillary Agreements to which Parent is a party, when executed and delivered as contemplated by this Agreement, will constitute, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms.

Section 5.03                          No Conflict.  The execution and delivery by Parent of this Agreement and the Ancillary Agreements to which Parent is a party do not, and the consummation by Parent of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent, (ii) conflict with or violate in any material respect any Law applicable to Parent or by which any of its Assets and Properties is bound, or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material note, bond, mortgage, indenture, Contract, agreement, lease, License, permit, franchise or other instrument or obligation to which Parent is a party or by which any of its Assets and Properties is bound so as to impair the ability of Parent to carry out its obligations under, or to prevent or delay the completion of the transactions contemplated by, this Agreement.

Section 5.04                          Absence of Certain Changes or Events.  Except as disclosed in the Parent’s SEC Reports, since September 30, 2006, there has not occurred (i) any amendment or change to the certificate of incorporation or bylaws of Parent, (ii) any damage to, or destruction or loss of any Assets or Properties of Parent that resulted in a Material Adverse Effect on Parent, or (iii) any other change, event or condition that has had a Material Adverse Effect on Parent.

Section 5.05                                Litigation; Regulatory Compliance.  There is no private or governmental Action or Proceeding pending, or, to the knowledge of Parent, threatened by or against Parent, in which Parent is named as a party or is otherwise directly involved, relating to the Assets and Properties of Parent or the operation of the business of Parent, and no judgment, decree or Order applicable to Parent or any of the Assets and Properties of Parent, that could reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements or to have a Material Adverse Effect on the business of Parent.

Section 5.06                                [Reserved]

Section 5.07                          No Further Representations.  Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Parent is making no representation or warranty whatsoever, express or implied, except as set forth in this Article V, the Ancillary Agreements, and the certificates, documents and instruments delivered in connection herewith or therewith, and except further that nothing in this sentence shall be construed to absolve Parent from Liability for fraud or intentional misrepresentation.

ARTICLE VI

COVENANTS

Section 6.01                          Conduct of Business by the Company Pending the Closing.  Except as otherwise expressly described or authorized by this Agreement, between the date of this Agreement and the Closing Date (the “Pre-Closing Period”), unless Parent and Merger Sub shall otherwise agree in writing, the Company hereby agrees to:  (w) conduct the Business only in the ordinary course consistent with past practice; (x) pay and perform any of the Company’s debts, obligations and Liabilities relating to the Business and the Assets and Properties of the Company as and when due and the Contracts and other commitments relating to the Business and the Assets and Properties of the Company in accordance with the terms and provisions thereof; (y) comply with all Laws and Orders that may be applicable to any of the Business or the Assets and Properties of the Company; and (z) use its commercially reasonable best efforts to keep available the services of the Employees and to preserve current relationships with corporate partners, customers, suppliers, manufacturers and other persons doing business with the Company in order to preserve substantially intact the Business.  By way of amplification and not limitation, the Company may not, between the date of this Agreement and the Closing Date, directly or indirectly, take, agree to take or allow, cause or permit any other Person to take, agree, agree to take or allow, cause or permit any of the following actions without the prior written consent of Parent and Merger Sub:

(a)                                  acquire any properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Company having a value individually or in the aggregate in excess of $100,000 or which the Company will be responsible for fulfilling after the Closing;

(b)                                 issue or sell any shares of the capital stock or other securities of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares the capital stock or the securities of the Company or any of its Subsidiaries;

(c)                                  engage with any Person in any merger, consolidation or other business combination transaction;

(d)                                 affect any recapitalization, reclassification or the like change in the capitalization of the Company or its Subsidiaries;

(e)                                  amend the certificate of incorporation, articles of organization, operating agreement or bylaws or comparable organizational documents of the Company or any of its Subsidiaries;

(f)                                    affect the distribution of any dividends or distributions, other than cash dividends and distributions;

(g)                                 knowingly violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any material Business Contract, Business License, the leases for the Leased Personal Property and Leased Real Property; or terminate, cancel or request any material change in, or agree to any material change in, any material Business Contract, Business License, the leases for the Leased Personal Property and Leased Real Property; or enter into or amend any Contract, that would constitute a material Business Contract, Business License, leases for the Leased Personal Property and Leased Real Property and that, if fully performed, would not be permitted under this Section 6.01;

(h)                                 make or authorize any capital expenditure with respect to the Business, other than capital expenditures in the ordinary course of business consistent with past practice that have been budgeted for the fiscal period in question; notwithstanding the foregoing, any capital expenditure in excess of $100,000 must be approved by an authorized representative of Parent in writing;

(i)                                     (i) increase or commit to increase the annual compensation payable or to become payable to any salaried Employees in excess of the preexisting obligations of the Company set forth in Section 6.01(i)(i) of the Disclosure Schedule; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of the Company that would be triggered by the transactions contemplated hereby or by the Ancillary Agreements with, any Employee who is not currently entitled to such benefits from the transactions contemplated hereby; (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any Employee except to the extent required by applicable Law or the terms of a collective bargaining agreement in effect as of the date hereof, or; (iv) make any representation or promise, oral or written, to any Employee concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any Employee under the terms of any Benefit Plan in effect as of the date hereof;

(j)                                     incur, cancel, pay, prepay, discharge or satisfy any claim or Liability other than in the ordinary course of business or as provided in this Agreement;

(k)                                  engage in any transaction with respect to any of the Assets and Properties or the Business with any officer, director, Affiliate or Associate of the Company, or any Associate of any such officer, director or Affiliate, either outside the ordinary course of business consistent with past practice or other than on an arm’s-length basis;

(l)                                     make any change with respect to the Company’s accounting policies, principles, methods or procedures, including revenue recognition policies, other than as required by GAAP;

(m)                               make or rescind any material Tax election or settle or compromise any material Tax liability relating to the Business or any of the Assets and Properties of the Company;

(n)                                 permit any insurance policy naming the Company as a beneficiary or a loss payee and relating to the Business or any of the Assets or Properties of the Company to be cancelled, terminated or not renewed, except in the ordinary course of business;

(o)                                 maintain the Books and Records of the Company relating either to the Business or to any of the Assets and Properties of the Company in a manner not consistent with past business practices;

(p)                                 knowingly take any action in connection with the Business which would materially adversely affect the goodwill of the Company with respect to suppliers, manufacturers, customers, licensees and others with whom it has business relations in any material respect; or

(q)                                 authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties in Article IV untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants and agreements herein or result in any of the conditions to the Closing set forth herein not being satisfied.

Section 6.02                          Notice of Certain Events.  The Parent and the Merger Sub on the one hand and the Holders and the Company on the other hand shall give prompt notice to the other of:  (i) any notice or other communication from any Person alleging that any consent, waiver or approval of such Person is or may be required in connection with any of the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity or arbitrator or mediator in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements; (iii) any Action or Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent, Merger Sub or the Company that relates to the Business or may affect the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Business Contract, Business License, and the leases for the Leased Personal Property and Leased Real Property; and (v) any change, event or occurrence that could reasonably be expected to render any of the representations and warranties given under Article IV and Article V, respectively, untrue or incorrect in any material respect, or to materially delay or materially impede the ability of the Parent, Merger Sub or the Company to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger and the other transactions contemplated by this Agreement or the Ancillary Agreements.

Section 6.03                                Access to Information; Confidentiality.

(a)                                  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its Affiliates is a party or pursuant to applicable Law or the regulations or requirements of any regulatory organization with whose rules the Company is required to comply, between the date of this Agreement and the Closing Date, the Company shall (i) provide to Parent and Merger Sub (and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, financial advisers, agents and other advisors or representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to its officers, employees, agents, properties, offices and other facilities and to the Books and Records thereof, and (ii) furnish promptly such information concerning its Business, properties, Contracts, Assets and Properties, Liabilities and personnel as Parent and Merger Sub or their respective Representatives may reasonably request.  No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

(b)                                 The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.03 or pursuant to the Confidentiality Agreement.  Notwithstanding anything contained in the Section 6.03 to the contrary, nothing will restrict the ability of the Parent, Merger Sub and the Company to make those disclosures which may be required by Law.  At all times at or before Closing Date, the parties hereto will consult with each other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will obtain the other parties’ approval of the text of any public report, statement or release to be make on behalf of such party.  If a party seeking to make disclosures is unable to obtain the approval of its public report, statement, or release from the other, and such disclosing party is advised by legal counsel that such report, statement, or release is required by Law, then the disclosing party may make or issue such report, statement, or release; provided, however, that such disclosure, statement or report shall contain only so much of the contested information as such party’s legal counsel advises is required by Law, and shall promptly furnish the opposite party with a copy thereof.

Section 6.04                                No Solicitation of Transactions.

(a)                                  No Solicitation or Negotiation.  During the Pre-Closing Period, the Company agrees that it and its Subsidiaries shall not, and that it shall use its commercially reasonable efforts to ensure that none of its or its Subsidiaries’ respective Representatives shall, directly or indirectly, take any of the following actions:

(i)                                     solicit, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s shareholders) with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal;

(ii)                                  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal; or

(iii)                               terminate, release, amend, waive or modify any provision of any confidentiality, standstill or similar agreement to which it or any of its Subsidiaries is a party (or fail to take reasonable measures to enforce the provisions of any such agreements).

Notwithstanding the foregoing, the Company may, but only prior to the approval and adoption of this Agreement at the Company Meeting, to the extent failure to do so would reasonably be expected to result in a breach of the fiduciary duties to shareholders by the Company board under applicable law, as determined in good faith by the Company board after consultation with outside counsel, in response to a bona fide, unsolicited written Acquisition Proposal received by the Company after the date of this Agreement that the Company board determines in good faith after consultation with outside counsel and its financial advisor is reasonably expected to result in a Superior Proposal, in each case, so long as such Acquisition Proposal did not result from a breach by the Company of this Section 6.04 and the Company has complied with this Section 6.04 in all material respects, (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, (y) participate in discussions or negotiations with such person and its Representatives regarding any Acquisition Proposal, and (z) waive any standstill provisions related to the submission of such Acquisition Proposal; provided that the Company shall substantially contemporaneously make available to Parent and Merger Sub (to the extent it has not previously done so) all non-public information made available to such person making such Acquisition Proposal.

(b)                                 No Change in Recommendation or Alternative Acquisition Agreement.  During the Pre-Closing Period, neither the Company board nor any committee thereof shall:

(i)                                     fail to make, withhold, withdraw or modify or change in any manner adverse to Parent, or publicly propose or resolve to fail to make, withhold, withdraw or modify or change in a manner adverse to Parent, the approval or recommendation by the Company board or any committee thereof with respect to the Merger or the Company Voting Proposal;

(ii)                                  approve, recommend or take any position other than to recommend rejection (including withdrawing, modifying or changing in a manner adverse to Parent any such recommendation of rejection) of any Acquisition Proposal (either of clause (i) and/or clause (ii) of this Section 6.1(b), a “Change in the Company Recommendation”); or

(iii)                               authorize, cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal or authorize, approve or publicly recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for a confidentiality agreement referred to in Section 6.04(a) entered into in the circumstances referred to in Section 6.04(a).

Notwithstanding the foregoing, if at any time prior to the approval and adoption date of this Agreement at the Company Meeting only, the Company receives an unsolicited Superior Proposal and the Company board determines in good faith, after consultation with its outside legal counsel, that failure to take action would reasonably be expected to result in a breach of the fiduciary duties to the shareholders by the Company board under applicable law, following expiration of the Notice Period (as defined below) the Company board may (A) effect a Change in the Company Recommendation or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided that the Company board may not effect such Change in the Company Recommendation pursuant to the foregoing clause (A) or terminate this Agreement pursuant to the foregoing clause (B) unless:

(u)                                 the Company has complied in all material respects with, and the Acquisition Proposal was not a result of a breach by the Company of, Section 6.04;

(v)                                 the Company board shall have first provided prior written notice to Parent that it is prepared to effect a Change in the Company Recommendation in response to a Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall attach the most current version of any proposed written agreements relating to the transaction that constitutes such Superior Proposal, including the identity of the person making such Superior Proposal and shall promptly notify Parent of any material revisions to the Superior Proposal;

(w)                               Parent and its Representatives shall have had three Business Days following receipt of such notice from the Company (or longer period if extended by the mutual agreement of the Company and Parent) (the “Notice Period”) to make a proposal (if Parent desires) to modify the terms of this Agreement;

(x)                                   following receipt of any such proposal with respect to modifications to the terms of this Agreement by Parent, the Company and its Representatives shall have negotiated in good faith with Parent and its Representatives (if Parent desires to so negotiate) to make such modifications to the terms of this Agreement as would make the relevant Acquisition Proposal no longer a Superior Proposal;

(y)                                 after the Company and its Representatives shall have negotiated in good faith with Parent and its Representatives to make such modifications to the terms of this Agreement as would make the relevant Acquisition Proposal no longer a Superior Proposal, the Company board shall have again determined in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account any such modifications proposed by Parent, that failure to effect a Change in the Company Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal would reasonably be expected to be a breach of its fiduciary duties to shareholders under applicable Law; and

(z)                                   with respect to a termination of this Agreement by the Company pursuant to clause (B) of this Section 6.04(b), the Company shall have paid the Termination Fee pursuant to Section 9.03(b), prior to, and as a condition of, such termination.

The Company shall be required to deliver a new written notice in the event of any material revisions to the Superior Proposal, in which event a new Notice Period shall commence following receipt of such new written notice by Parent.

(c)                                  Notices to Parent.  The Company shall as promptly as possible (but in any event within twelve hours) provide oral and written notice to Parent of receipt by the Company of any Acquisition Proposal, any inquiry with respect to, or any request for non-public information in connection with, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the person making any such Acquisition Proposal, inquiry or request and shall keep Parent reasonably informed of the status thereof and of any material communications, material modifications or material developments with respect to such Acquisition Proposal, inquiry or request, including, without limitation, copies of all Acquisition Proposals, inquiries or requests and written information relating thereto, including draft agreements, term sheets and material communications.  The Company agrees that it and its Subsidiaries will not enter into a confidentiality agreement with any person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(d)                                 Cessation of Ongoing Discussions.  The Company shall inform its Representatives of the obligations undertaken in this Section 6.04 promptly following the date of this Agreement.  The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed.

Section 6.05                                Proxy Statement.

(a)                                  As promptly as practicable after the execution of this Agreement, but in no event later than February 15, 2007, the Company, in cooperation with Parent, shall prepare and mail the proxy statement to the Company’s shareholders of record as of the record date set by the Company’s board (referred to herein as the “Proxy Statement”).  Subject to Section 6.04(a), the Company, acting through the Company board, shall include in the Proxy Statement the recommendation of the Company Board that the shareholders of the Company vote in favor of the Merger and the adoption of this Agreement (the “Company Recommendation”).  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in mailing to shareholders of the Company, such amendment or supplement.  Notwithstanding the foregoing, the Company shall not mail to its shareholders the Proxy Statement, any amendment thereto, any other soliciting material or any such other documents without Parent’s prior approval (which shall not be unreasonably withheld), except that such approval shall not be required for mailings necessitated by a Change in the Company Recommendation made in accordance with Section 6.04.

(b)                                 The Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to the Company’s shareholders and at the time of the Company Meeting or the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Parent agrees, as to itself and Merger Sub, that none of the information supplied or to be supplied by it or its Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to the Company’s shareholders and at the time of the Company Meeting or the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the Company and Parent agree to correct any information provided by it for inclusion in the Proxy Statement which shall have become false or misleading.

Section 6.06                                Shareholders Meeting.

(a)                                  The Company, acting through the Company board, shall take all actions in accordance with applicable law and the Company’s certificate of incorporation and bylaws to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal.  Subject to Section 6.04, (i) the Company board shall recommend approval of the Company Voting Proposal by the shareholders of the Company and include such recommendation in the Proxy

Statement, (ii) the Company board shall not withhold, withdraw or modify in a manner adverse to Parent, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Parent, the recommendation of the Company board that the Company’s shareholders vote in favor of the Company Voting Proposal, and (iii) the Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the shareholders of the Company required by the DGCL, the Company’s certificate of incorporation and bylaws to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Meeting, if, as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.  Furthermore, the Company may, with the prior written approval of Parent, adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders.

(b)                                 Prior to the termination of this Agreement in accordance with Section 9.01, (i) nothing contained in this Agreement shall limit in any way the obligation of the Company to convene and hold the Company Meeting in accordance with Section 6.06(a) of this Agreement and (ii) the Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the transactions contemplated by this Agreement.

Section 6.07                                Financial Statements and Reports.

(a)                                  As promptly as practicable and in any event no later than ten Business Days after the end of each calendar month and 15 days after the end of each fiscal quarter ending after the date hereof and before the Closing Date, the Company shall deliver to Parent true and complete copies of the unaudited income statements for the fiscal quarter or month and the portion of the fiscal year then ended (in the case of any such fiscal quarter and calendar month), together with the notes, if any, relating thereto, which income statements shall be prepared on the same basis as the financial statements delivered pursuant to Section 4.06.  Upon delivery of any income statement pursuant to this Section 6.07(a), an unaudited consolidated balance sheet dated as of the most recent month then ended shall also be provided to Parent with respect to the Company.

(b)                                 As promptly as practicable, the Company shall deliver to Parent true and complete copies of such other financial statements and reports as are specified in Section 6.07(b) of the Disclosure Schedule.

(c)                                  As promptly as practicable, the Company shall deliver to Parent copies of all License applications and other filings made by the Company in connection with the operation of the Business after the date hereof and before the Closing Date with any Governmental Entity (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

Section 6.08                                [Reserved]

Section 6.09                                Notice and Cure.

(a)                                  The Company shall notify Parent and Merger Sub in writing of, and shall contemporaneously provide Parent and Merger Sub with true and complete copies of any and all information or documents relating to, and shall use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to the Company, occurring after the date of this Agreement that causes or may cause any covenant or agreement of the Company under this Agreement to be breached or that renders or may render untrue in any material respect any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.  The Company also shall notify Parent and Merger Sub in writing of, and shall use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after it becomes known to the Company, of any representation, warranty, covenant or agreement made by the Company in this Agreement, whether occurring or arising before, on or after the date of this Agreement.  No notice given pursuant to this Section 6.09(a) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Parent’s right to seek indemnity under Article X.  However, in the event it becomes apparent that matters described in any notice given by the Company to Parent pursuant to this Section 6.09(a) will not be cured as of the Closing Date, Parent and the Company will cause appropriate officers and representatives to meet prior to the Closing Date for the purpose of engaging in good faith discussions to reach a mutual agreement regarding the nature and amount of the remedy, if any, that the Parent should receive as a consequence of the violation or breach described in such notice; provided, however, it is understood and agreed that nothing contained in the foregoing shall give rise to any implication that Parent and the Company are obligated to reach a mutual agreement regarding the nature and amount of any such remedy as a result of any such meeting or otherwise affect any of Parent’s rights and remedies under this Agreement.

(b)                                 Parent and Merger Sub shall notify the Company in writing of, and shall contemporaneously provide the Company with true and complete copies of any and all information or documents relating to, and shall use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Parent and Merger Sub, occurring after the date of this Agreement that causes or may cause any covenant or agreement of Parent and Merger Sub under this Agreement to be breached or that renders or may render untrue in any material respect any representation or warranty of Parent and Merger Sub contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.  Parent and Merger Sub shall notify the Company in writing of, and shall use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after it becomes known to Parent and Merger Sub, of any representation, warranty, covenant or agreement made by Parent and Merger Sub in this Agreement, whether occurring or arising before, on or after the date of this Agreement.  No notice given pursuant to this Section 6.09(b) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the

Shareholders Representative’s right to seek indemnity under any provision of this Agreement or any of the Ancillary Agreements providing the Holder with such a right.

Section 6.10                          Fulfillment of Conditions.  Each party shall execute and deliver at the Closing each Ancillary Agreement that such party is required hereby to execute and deliver as a condition to either party’s obligations pursuant to Article VIII, and, subject to the limitations elsewhere set forth in this Agreement, shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the other party contained in this Agreement (including the mutual conditions set forth in Section 8.01), and shall not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

Section 6.11                                Further Action; Consents; Filings.

(a)                                  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all requisite commercially reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated hereby, (ii) obtain from all applicable Governmental Entities all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the transactions contemplated hereby required under any applicable Laws.

(b)                                 The Company shall give any notices to all third parties, and use commercially reasonable best efforts to obtain any consents and waivers from all third parties necessary (including such consents, novations and amendments required under the Contracts listed in Section 4.28 of the Disclosure Schedule) to consummate the transactions contemplated by this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01                                Deferred Compensation Plan Termination and Post-Closing Payments.  Immediately before the Closing, the Company shall terminate the deferred compensation plans listed on Section 7.01 to the Disclosure Schedule, and the parties to this Agreement consent and agree that, on the first Business Day following the Closing, each participant and beneficiary under the terminated deferred compensation plans shall receive from the Surviving Company or Parent, on behalf of the Company, a lump sum cash payment (the “Release Payment”) in an amount equal to all deferred compensation and accrued earnings (less applicable tax withholdings) owing to such participant or beneficiary under the terms of the relevant deferred compensation plan. On the Closing Date, the Company shall obtain from each participant and beneficiary of each deceased participant of each such plan consent to the termination of the applicable plan and payment of such recipient’s benefit in one lump sum, acknowledgment of the amount owed to the individual under the applicable plan, and a duly executed satisfaction and release, in a form satisfactory to the Company and Parent, whereby such recipient acknowledges that all obligations of the Company, the Company Subsidiaries and any other Subsidiary of the Company under the relevant deferred compensation plan will as a result of the  payment of described herein be satisfied and releases the Company, the Company Subsidiaries, any other Subsidiary of the Company, the Surviving Company and Parent from any and all further obligation under such deferred compensation plan, including without limitation any tax liability that the recipient may have with respect to the benefits paid under the applicable plan.  Section 7.01 of the Disclosure Schedule contains a complete and accurate statement of the amount owed to each participant and beneficiary under each such deferred compensation plan, and the Company will update such Section 7.01 of the Disclosure Schedule as of the Closing Date so that Section 7.01 of the Disclosure Schedule is complete and accurate as of such date and the Company represents that Section 7.01 of the Disclosure Schedule will be accurate and complete when updated as of the Closing Date.

Section 7.02                                Vicksburg Notes.

  The Company is the holder of two promissory notes (the “Vicksburg Notes”): one, dated October 1, 2005, made jointly by Robert and Jill Thompson in the principal amount of $554,691; and the other, dated October 1, 2005, made by The Mill of South County, LLC in the principal amount of $444,355.  Prior to Closing, the Company will complete one of the following actions: (i) collect the Vicksburg Notes in full; (ii) settle the Vicksburg Notes at a discounted amount; (iii) sell the Vicksburg Notes to a third party; or (iv) distribute the Vicksburg Notes, together with the Company’s interest in mortgages and any and all other collateral securing payment of the Vicksburg Notes and associated interests related to the Vicksburg Notes and such collateral, to a trust or similar entity to be organized for the benefit of the shareholders of the Company.  In connection with any such action, the Company may write off or write down its carrying value for the Vicksburg Notes as it deems appropriate.  The Company shall provide Parent with advance written notice detailing its intentions with respect to such disposition of the Vicksburg Notes and related collateral and associated interests, and shall obtain Parent’s prior written consent regarding the details of such disposition, which consent Parent shall not unreasonably withhold.

Section 7.03                          Financial Statements.  To the extent requested by Parent in connection with any filing required to be made by it under the Exchange Act prior to the Closing, the Company, at the expense of Parent, shall cooperate and shall request its outside auditing firm to cooperate with the Parent in connection with its preparation of any consolidated historical financial statements of the Company and any pro forma financial statements required in connection with filings to be made by the Parent under the Exchange Act in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 7.04                                [Reserved]

Section 7.05                          WARN Act.  Contingent upon Section 4.19(h) of the Disclosure Schedule containing a complete and correct listing of all Employees or former Employees terminated, laid off or whose hours were reduced by at least 50% by the Company during the 90 day period prior to closing, during the first 90 days after the Closing, Parent will not terminate, layoff or reduce the hours of any Employee or Employees, which would, in the aggregate with terminations, layoffs or reductions of hours by the Company during the 90 day period prior to the Closing, result in a violation of the Worker Adjustment and Retraining Notification Act (“WARN Act”) or any similar Law.  Nothing herein shall be deemed to limit the management decisions of Parent or Merger Sub with respect to the Employees, or to create or to grant such Employees any third party beneficiary rights or claims or causes of action of any kind or nature.

Section 7.06                          Continuing Director and Officer Indemnification.  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless all current and former officers and directors of Company and its Subsidiaries (including any officer or director who serves or served in a fiduciary capacity of any Benefit Plan previously sponsored or maintained by the Company or its Affiliates for the benefit of former and present employees) (collectively, the “Fox Valley Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees) to the same extent such persons are indemnified and held harmless as of the date of this Agreement by the Company or the Company Subsidiaries pursuant to its or their respective articles or certificate of incorporation or organization and/or bylaws for acts or omissions occurring at or prior to the Effective Time, including those in respect of the Merger and the other transactions contemplated hereby.  If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns to the Surviving Corporation shall assume the obligations set forth in this Section 7.06.  The provisions of this Section 7.06 are intended to be for the benefit of and enforceable by each Fox Valley Indemnified Party (including the Shareholders Representatives) and his or her heirs and representatives.

Section 7.07                                Shareholders Representatives.

(a)                                  Appointment.  Upon the approval of this Agreement, the Merger and the transactions described in this Agreement by the shareholders of the Company, each shareholder and, by virtue of the FRP Membership Interest Agreement, MeadWestvaco shall be deemed to have irrevocably constituted and appointed John W. Aalfs, Robert C. Buchanan, Thomas H. Fey and Stephen R. Scherger, and each of them, (the “Shareholders Representatives”), as their agents and attorneys in fact with full power of substitution to act from and after the Effective Time to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to:  (i) negotiation, execution and delivery of the Escrow Agreement as contemplated by Section 7.11 hereof and other documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and the Escrow Agreement and disbursement thereof to the shareholders and others, as contemplated by this Agreement and the Escrow Agreement; (iii) receipt and forwarding of notices and communications pursuant to this Agreement and the Escrow Agreement; and (iv) administration of the provisions of this Agreement relating to the matters described in Article X and Section 11.10 of this Agreement.

(b)                                 Authorization.  In the event that the Shareholders Representatives, with the advice of counsel, are of the opinion that they require further authorization or advice from the shareholders and/or MeadWestvaco on any matters concerning this Agreement, the Shareholders Representatives shall be entitled to seek such further authorization from the shareholders or MeadWestvaco, as the case may be, prior to acting on their behalf.  In the event further authorization is sought from the shareholders, each holder of voting common stock of the Company shall have a number of votes equal to the number of shares of voting common stock owned by that shareholder on the Closing Date, and the authorization of a majority of such number of shares of voting common stock shall be binding on all of the shareholders and shall constitute the authorization by the shareholders.

(c)                                  Reliance.  The Parent, Merger Sub and the Escrow Agent shall be fully protected in dealing with the Shareholders Representatives under this Agreement and may rely upon the authority of the Shareholders Representatives to act as the agents of the shareholders and shall be entitled to rely upon any communication or writings given or executed by a majority of the Shareholders Representatives.  Any payment by the Parent or Merger Sub, or both, to the Shareholders Representatives under this Agreement shall be considered a payment by the Parent and Merger Sub to the shareholders of the Company or MeadWestvaco, as the case may be.  The appointment of the Shareholders Representatives is coupled with an interest and shall be irrevocable by any shareholder in any manner or for any reason.  This power of attorney shall not be affected by the disability or incapacity of the principal pursuant to any applicable Law.

(d)                                 Acts of the Shareholders Representatives.  Any act of the Shareholders Representatives shall require the act of a majority of the Shareholders Representatives.  Any of the Shareholders Representatives may resign from his capacity as a Shareholders Representative at any time by written notice delivered to the other Shareholders Representatives and to the Parent.  If there is a vacancy at any time in any of the positions of Shareholders Representatives for any reason, the remaining Shareholders Representatives may act with full power and authority until such time as the remaining Shareholders Representatives shall select a successor to fill such vacancy.  If at any time there is no person acting as a Shareholders Representative for any reason, the Executive Committee of Quarles & Brady LLP shall specify the Person(s) to act as the Shareholders Representatives.

(e)                                  Acknowledgement.  Each of the Shareholders Representatives acknowledges that he has carefully read and understands this Agreement, hereby accepts such appointment and designation, and represents that he will act in his capacity as a Shareholders Representative in strict compliance with and conformance to the provisions of this Agreement.

(f)                                    No Liability.  The Shareholders Representatives shall not be liable to the Parent, Merger Sub, the shareholders of the Company, MeadWestvaco or the Escrow Agent for any error of judgment, or any act done or step taken or omitted by them in good faith or for any mistake in fact or law, or for anything which they may do or refrain from doing in connection with this Agreement, except for their own bad faith or willful misconduct.  The Shareholders Representatives may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or their duties hereunder, and they shall incur no liability to the Parent, Merger Sub, the shareholders, MeadWestvaco or the Escrow Agent and shall be fully protected with respect to any action taken, omitted or suffered by them in good faith in accordance with the opinion of such counsel.

(g)                                 Expenses.  Any expenses incurred by the Shareholders Representatives in connection with the performance of their duties under this Agreement shall not be the personal obligations of the Shareholders Representatives but shall be payable: (i) prior to the Effective Time, by the Company; and (ii) after the Effective Time, by the Escrow Agent out of the Escrow Fund.  The Shareholders Representatives may from time to time submit invoices to the Company and to the Escrow Agent covering such expenses.

(h)                                 The Shareholders Representatives shall be indemnified by Holders from and against any and all claims, demands, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees), arising from or related to any acts undertaken (and any omissions to act) in their capacity as Sharheolders Representatives, except to the extent attributable to Shareholders Representatives’ gross negligence or willful misconduct.  Holders, by their approval of the transactions contemplated in this Agreement, agree to bear the costs of such expense reimbursement and indemnification on a pro-rata basis in accordance with their pro rata equity interest in the Company immediately prior to the Closing.

Section 7.08                                Post-Closing Access.  Following the Effective Date, Parent shall cause the Surviving Corporation to permit the Shareholders Representatives, or any of them, reasonable access to the Surviving Corporation’s Books and Records for any proper purpose, provided such access is conducted in a manner and at times that minimizes disruption to the Business.

Section 7.09                                Separation of OCF.  The Company covenants to complete the Separation prior to Closing.

Section 7.10                                Formation of Merger Sub.  Parent will form Merger Sub, as a wholly-owned Subsidiary of Parent, no later than 15 days following the date of this Agreement.  When Merger Sub is formed, Parent shall cause Merger Sub to become a party to this Agreement.

Section 7.11                                Escrow Agreement.

Each of the Parent and the Shareholders’ Representatives will work in good faith to negotiate, execute and deliver the Escrow Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01                                Conditions to the Obligations of Each Party to Consummate the Transaction.  The obligations of the parties hereto to consummate the Merger and the other transactions which occur at the Closing pursuant to Articles II and III are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

(a)                                  No Governmental Entity shall have issued any Order which is then in effect and has the effect of making the transaction contemplated hereby illegal or otherwise prohibiting the consummation of the Merger and the other transactions which occur at the Closing pursuant to Articles II and III.

(b)                                 All consents, approvals, authorizations and Licenses legally required to be obtained to consummate the Merger and the other transactions which occur at the Closing pursuant to Articles II and III shall have been obtained from all Governmental Entities, including, without limitation, any approvals needed under the Hart Scott Rodino Antitrust Improvements Act.

(c)                                  The Escrow Agent shall have executed and delivered the Escrow Agreement, and such agreement shall be in full force and effect.

Section 8.02                                Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger and the other transactions which occur at the Closing pursuant to Articles II and III is subject to the satisfaction or waiver of each of the following further conditions:

(a)                                  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true, complete and correct (other than representations and warranties subject to “materiality” or “Material Adverse Effect” limitations or exceptions, which shall be true, complete and correct in all respects) both as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (other than representations and warranties which address matters only as of a certain date, which shall be true, complete and correct as of such certain date), except where the failure of such representations and warranties to be true and correct, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, and the Company shall have received a certificate of an officer of Parent and Merger Sub, acting in his or her capacity as such, to such effect.

(b)                                 Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date and the Company shall have received a certificate of an officer of Parent and Merger Sub, acting in such officer’s capacity as such, to such effect.

(c)                                  As of the Closing Date, the Company shall have received from Parent and Merger Sub the following documents:  (i) a certificate of existence and good standing from the state of incorporation as to the corporate status of Parent and Merger Sub; (ii) a certificate executed by the Secretary or Assistant Secretary of the Parent and Merger Sub as to a true and complete copy of the resolutions, adopted by the Board of Directors of Parent and Merger Sub, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent and Merger Sub are a party and all transactions contemplated hereby and thereby; (iii) a certificate from the Secretary or Assistant Secretary of Parent and Merger Sub as to the incumbency and signatures of the officers who will execute documents at the Closing or who have executed this Agreement; (iv) a certificate from the Secretary or Assistant Secretary of Parent and Merger Sub that its certificate of incorporation has not been amended since the date of the certificate described in Section 8.02(c)(ii); and (v) such other documents and instruments (if any) as the Company may reasonably request in order to effectuate the transactions contemplated by this Agreement.

(d)                                 Parent shall have executed and delivered the Escrow Agreement, and such agreement shall be in full force and effect.

(e)                                  All corporate approvals of Parent and Merger Sub required for the lawful consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which Parent and Merger Sub are a party shall have been obtained and shall be in full force and effect.

(f)                                    The Company shall have obtained the approval of its shareholders required in order for it to consummate the transactions contemplated hereby in compliance with applicable Law.

(g)                                 The Company shall have received a legal opinion from Powell Goldstein LLP, outside legal counsel to the Parent and Merger Sub, substantially in the form of Exhibit D hereto.

Section 8.03                                Additional Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Merger and the other transactions which occur at the Closing pursuant to Articles II and III is subject to the satisfaction or waiver of each of the following further conditions:

(a)                                  Each of the representations and warranties of the Company contained in this Agreement shall be true, complete and correct (other than representations and warranties subject to “materiality” or “Material Adverse Effect” limitations or exceptions, which shall be true, complete and correct in all respects) both as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (other than representations and warranties which address matters only as of a certain date, which shall be true, complete and correct as of such certain date), except where the failure of such representations and warranties to be true and correct, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business, and Parent and Merger Sub shall have received a certificate from an officer of the Company, acting in his or her capacity as such, to such effect.

(b)                                 The Company shall have performed or complied in all material respects with all covenants and agreements required by this Agreement, to be performed or complied with by it, on or prior to the Closing Date and Parent and Merger Sub shall have received a certificate from an officer of the Company, acting in his or her capacity as such, to such effect.

(c)                                  Parent and Merger Sub shall have received a legal opinion from Quarles & Brady LLP, outside legal counsel to the Company, substantially in the form of Exhibit B hereto.

(d)                                 There shall have been no Material Adverse Effect on the Business or a Material Adverse Effect on the Assets and Properties or the Liabilities of the Company, and no event shall have occurred which would reasonably be expected to result in a Material Adverse Effect on the Business, since September 30, 2006.

(e)                                  All Material Third-Party Consents shall have been obtained.

(f)                                    [Reserved]

(g)                                 The Company shall consummate the transactions contemplated by the FRP Membership Interest Purchase Agreement and any related documents prior to or concurrently with the consummation of the transactions contemplated by this Agreement.

(h)                                 The Shareholders Representatives shall have executed and delivered the Escrow Agreement, and such agreement shall be in full force and effect.

(i)                                     As of the Closing Date, Parent shall have received from the Company and each of its Subsidiaries the following documents:  (i) a certificate of existence and good standing from the state of incorporation as to the corporate status of the Company and each of its Subsidiaries; (ii) a true and complete copy of the articles of incorporation and/or articles of organization of the Company and each of its Subsidiaries and all amendments thereto certified by the Secretary or other officer thereof; (iii) a true and complete copy of the bylaws and/or operating agreement of the Company and each of its Subsidiaries certified by the Secretary or other officer thereof; and (iv) such other documents and instruments, if any, as Parent may reasonably request in order to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(j)                                     The Parent on behalf of the Company shall have paid all Indebtedness and satisfied all obligations owed to the Company’s creditors necessary to release all Encumbrances, and otherwise permit the Parent to obtain clear title to the Assets and Properties of the Company and each of its Subsidiaries or, at the Parent’s option, shall have obtained payoff letters and releases from such creditors, in form and substance satisfactory to the Parent, which contain payoff and release information with respect to the satisfaction of such obligations and the release of all such Encumbrances, and provided such payoff letters to the Parent.

(k)                                  The Company and its Subsidiaries shall have delivered duly executed copies of releases in a form reasonably satisfactory to Parent, if requested by Parent pursuant to Section 7.01 hereof.

(l)                                     The aggregate number of Appraisal Shares shall constitute less than 5% of the Company Shares outstanding as of the date of this Agreement as set forth in Section 4.17.

(m)                               [Reserved]

(n)                                 The Company and the Company Subsidiaries shall have delivered to Parent any necessary consent and release by each holder of Awards, to give effect to the requirements of Section 3.02(d).

(o)                                 The Company and the Company Subsidiaries shall have delivered to Parent any necessary consents, acknowledgements, and releases, to give effect to the requirements of Section 7.01.

Section 8.04                                Frustration of Closing Conditions.  None of the Company, on the one hand, or the Parent or Merger Sub on the other hand may rely on the failure of any condition set forth in Sections 8.01, 8.02 or 8.03, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

Section 8.05                                Funding of the Transaction.  Parent hereby agrees to fund and close the transactions contemplated by this Agreement within ten Business Days following the satisfaction or waiver of all of the conditions set forth in Sections 8.01, 8.02 and 8.03 above.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01                                Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, notwithstanding any requisite adoption and approval of this Agreement, as follows:

(a)                                  by mutual written consent duly authorized by the Company, Parent and Merger Sub;

(b)                                 by either Parent and Merger Sub or the Company, if the Closing shall not have occurred on or before April 30, 2007 (the “Expiration Date”), unless any Action or Proceeding is pending as of such date, in which case the Expiration Date will be postponed until the conclusion of such Action or Proceeding; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the transactions contemplated hereby to occur on or before such date and such action or failure to act constitutes a breach of this Agreement and in the event of such a breach, the Expiration Date shall automatically be extended to a date that is 30 calendar days following the date the breach causing the delay has been cured;

(c)                                  by either Parent and Merger Sub or the Company, if any Order preventing the consummation of the transactions contemplated hereby shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

(d)                                 by Parent or Merger Sub, upon a breach in any material respect of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or incorrect in any material respect either as of the date of this Agreement or as of the Closing Date, in either case such that the conditions set forth in Section 8.03 would not be satisfied; provided, however, that Parent and/or Merger Sub shall be obligated to provide the Company with written notice of their intention to terminate this Agreement in accordance with this Section 9.01(d) and if the matter for which such notice is given is capable of being cured, then, the Company shall have until the earlier of 30 days or the Expiration Date to cure the matter with respect to which such notice is given, if the Company cures the matter for which notice is given within the period specified in this Section 9.01(d) then this Agreement shall not be terminated but shall remain in effect, if the Company does not cure such matter within such period then this Agreement shall terminate at the expiration of such period;

(e)                                  by the Company upon a breach in any material respect of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect in any material respect as of the date of this Agreement or as of the Closing Date, in either case such that the conditions set forth in Section 8.02 would not be satisfied; provided, however, that the Company shall be obligated to provide Parent and Merger Sub with written notice of its intention to terminate this Agreement in accordance with this Section 9.01(e) and if the matter for which such notice is given is capable of being cured, then, Parent and Merger Sub shall have until the earlier of 30 days or the Expiration Date to cure the matter with respect to which such notice is given, if Parent and Merger Sub cure the matter for which notice is given within the period specified in this Section 9.01(e) then this Agreement shall not be terminated but shall remain in effect, if Parent and Merger Sub do not cure such matter within such period then this Agreement shall terminate at the expiration of such period;

(f)                                    by either Parent or Merger Sub or the Company if, at the Company Meeting at which a vote on the Company Voting Proposal is taken, the vote necessary to approve the adoption of the Company Voting Proposal shall not have been obtained; provided that the right to terminate under this Section 9.01(f) shall not be available to the Company if the Company is in breach of its obligations under Sections 6.04, 6.05 or 6.06;

(g)                                 by Parent or Merger Sub, if: (i) the Company board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Change in the Company Recommendation; (ii) the Company board shall have approved or recommended to the shareholders of the Company an Acquisition Proposal; or (iii) the Company shall have failed to call the Company Meeting in accordance with Section 6.06 or shall have failed to deliver the Proxy Statement in accordance with Section 6.05;

(h)                                 by the Company, prior to the Company Meeting, under the circumstances and to the extent permitted, and subject to the terms and conditions of, Section 6.04(b) and provided that the Termination Fee referenced in Section 9.03(b)(ii) shall have been paid by the Company to such Person or Person(s) as shall have been designated in writing by Parent;

(i)                                     The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors or Representatives, whether prior to or after the execution of this Agreement.

Section 9.02                                Effect of Termination.  Except as provided in Section 9.03, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its Affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any provisions of this Agreement prior to its termination; and provided, further, that the provisions of Section 6.03(b), this Section 9.02, Section 9.03 and Article XI shall remain in full force and effect and survive any termination of this Agreement.

Section 9.03                                Expenses; Specific Performance.

(a)                                  All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the transactions contemplated hereby are consummated.  The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity; provided that the remedy of specific performance shall not be available to Parent and Merger Sub if this Agreement is terminated pursuant to Section 9.01(h) hereof.

(b)                                 The Company shall pay to such person or person(s) as shall be designated in writing by Parent a termination fee in an amount equal to $3,000,000 plus reimbursement of all of Parent’s documented out-of-pocket expenses (the “Termination Fee”), if:

(i)                                     this Agreement is terminated pursuant to Section 9.01(g); or

(ii)                                  immediately prior to termination of this Agreement pursuant to Section 9.01(h); or

(iii)                               if (A) this Agreement is terminated pursuant to Section 9.01(b), Section 9.01(d) or Section 9.01(f) and at any time after the date hereof and prior to such termination any Acquisition Proposal shall have been made known to the Company or publicly disclosed, and (B) within twelve months after any such termination, the Company or any of its Affiliates consummates, or becomes a party to any Alternative Acquisition Agreement with respect to, any Acquisition Proposal, which was outstanding at the time of such termination or is related to any Acquisition Proposal that existed at or prior to the time of such termination.  The Termination Fee due under Section 9.03(b)(i) shall be paid by the Company to Parent, or such person or person(s) as shall be designated in writing by Parent, by wire transfer of same-day funds within two Business Days following termination of this Agreement.  The Termination Fee due under Section 9.03(b)(ii) shall be paid by the Company to Parent, or such person or person(s) as shall be designated in writing by Parent, immediately prior to termination of this Agreement pursuant to Section 9.01(h).  The Termination Fee due under Section 9.03(b)(iii) shall be paid to Parent, or such person or person(s) as shall be designated in writing by Parent, by wire transfer of same-day funds within two Business Days following the entry into the Alternative Acquisition Agreement or, in the absence thereof, the consummation of the Acquisition Proposal, as applicable.

ARTICLE X

SURVIVAL, INDEMNIFICATION AND ESCROW

Section 10.01                          Survival.  The covenants, obligations, representations and warranties of Parent, Merger Sub, and the Company contained in this Agreement, or in any document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing and shall survive the date of Closing until the termination of the Escrow Fund (as defined below); and shall not be merged into any documents delivered in connection with the Closing.

Section 10.02                          Escrow Fund.  On or as soon as reasonably practicable after the Closing Date, in accordance with Section 3.05(a), the Escrow Amount shall be deposited with JP Morgan & Co. (or its successor in interest or other financial institution selected by Parent with the consent of the other parties to the Escrow Agreement, which consent shall not be unreasonably withheld or delayed), as escrow agent (the “Escrow Agent”).  The Escrow Amount so deposited, together with interest and other income thereon, if any, shall constitute the “Escrow Fund” and shall be governed by the terms set forth in this Agreement and in the Escrow Agreement.  The Escrow Fund shall be available to compensate Parent pursuant to the indemnification obligations of the other parties hereto, including any indemnification claim made by Parent under this Article X.  The Escrow Agreement shall have a term of 18 months.  The Escrow Agreement shall provide that on the first anniversary of the Agreement all amounts other than the Escrow Reserve Amount (as defined below) shall be returned from the Escrow Fund (the “Initial Escrow Release Amount”), together with any interest accrued with respect to the Initial Escrow Release Amount.  As used herein “Escrow Reserve Amount” shall mean $2,600,000 plus the amount of the estimated value of any asserted and unresolved claims existing as of the first anniversary of the date of this Agreement.  The Escrow Agreement shall provide that the Escrow Reserve Amount (together with any interest earned thereon) shall remain in the Escrow Fund for a period of 18 months following the date of this Agreement and shall be released at the conclusion of that period, net of the estimated value of any asserted and unresolved claims, which amount shall be withheld from the amount released.  The Shareholders Representatives will have the option of removing all of the cash from the Escrow Fund at any time following the establishment thereof if the amount of the Escrow Fund is replaced with any irrevocable standby letter of credit in favor of Parent issued by a bank reasonably satisfactory to Parent.  Such letter of credit must be in the same amount as the Escrow Fund at the time of withdrawal, must be available for draw on the same terms as the Escrow Fund and must have a term identical to the remaining term of the Escrow Fund.

Section 10.03                          Indemnification.

(a)                                  Indemnification by Company.  If, after the Closing Date, Parent and/or its officers, directors, and/or Affiliates (each a “Parent Indemnitee” and together “Parent Indemnitees”) suffer any damages, losses, liabilities, obligations, claims of any kind, interest or expenses arising from, related to, or as a result of (i) the failure of any representation or warranty made by Company in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date made (provided, however, that for purposes of this Section 10.03(a), in determining whether there has been a breach of any such warranty or representation, if any such warranty representation is qualified in any respect by materiality or Material Adverse Effect, such qualifications or exceptions will be ignored) or (ii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date (any of the foregoing are hereinafter referred to as an “ “), then, subject to the other provisions of this Article X, each such Purchaser Indemnitee shall be entitled to be reimbursed the amount of such Indemnified Loss solely from the Escrow Fund.

(b)                                 Indemnification by Parent.  After the Closing Date, Parent agrees to indemnify, defend and hold the Company and its officers, directors and/or Affiliates (each “Company Indemnitee” and together the “Company Indemnitees”) harmless from any loss suffered or paid, directly or indirectly, as a result of (i) the failure of any representation or warranty made by the Parent in this Agreement to be true and correct as of the date made and (ii) any breach by Parent of any of its covenants or agreements contained herein.

Section 10.04                          Third Party Claims.

(a)                                  If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 10.03 hereof (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article X, such Indemnified Party shall promptly notify the Party obligated to indemnify such Indemnified Party (or, in the case of a Parent Indemnity seeking indemnification, such Parent Indemnity shall promptly notify the Shareholders Representatives) (such notified party, the “Responsible Party”) of such claims; provided, that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Parties actually are materially prejudiced thereby.

(b)                                 The Responsible Party shall have 30 days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party (provided that it is understood that with respect to the Shareholders Representatives, the Responsible Party shall be deemed to be the Escrow Fund), of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, and further provided that the fees and expenses of such counsel shall be born by such Indemnified Party.  So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim (whether or not appropriate notices has been given by Indemnified Party), provided that in such event it shall waive any right to indemnity therefore by the Responsible Party, as the case may be, for such claim unless the Responsible Party shall have consented to such payment or settlement.  If (and only if) the Responsible Party does not notify the Indemnified Party within 30 days after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claims but shall not thereby waive any right to indemnity therefore pursuant to this Agreement.

(c)                                  The Parent and the Shareholders Representatives shall cooperate in the defense or prosecution of any Thirty Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 10.05                          Limitations on Indemnification Obligations.  The rights of the Parent Indemnitees to indemnification pursuant to the provisions of Section 10.03(a) above are subject to the following limitations:

(a)                                  Indemnity Cap.  Subject to Section 10.03(a), the indemnity cap for Indemnified Losses of Parent Indemnitees will be the amount of the Escrow Fund.

(b)                                 Indemnity Basket.  Parent Indemnitees shall not be entitled to recover for any particular Indemnified Loss pursuant to Section 10.03(a) above, unless such Indemnified Loss, together with any related losses equals or exceeds $25,000 (the “Individual Indemnified Loss Claim Threshold”).  If the Individual Indemnified Loss Claim Threshold for any particular Indemnified Loss is met, then the entire amount of such Indemnified Loss will be credited against a basket amount of $500,000 (the “Aggregate Indemnity Claim Threshold”).  Once the Aggregate Indemnity Claim Threshold is met, Parent Indemnities shall be entitled to recover for all Indemnified Losses in excess of the Aggregate Indemnity Claim Threshold pursuant to Section 10.03(a) above.

(c)                                  Exceptions to Basket.  It is understood and agreed that the terms of Section 10.05(b) will not apply to any loss pursuant to 10.03(a) above to the extent that such loss arises from a breach of Section 4.16(u) hereof, Section 4.17(a) hereof, Section 4.17(b) hereof, Section 4.17(c) hereof and as a result of any omission of Indebtedness from Section 3.01(b) of the Disclosure Schedule.

Section 10.06                          Assignment by Parent.  No consent by any party hereto shall be required for any assignment or reassignment of the rights of Parent or Merger Sub under this Article X.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01                          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon confirmation of delivery) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

(a)                                  If to the Company, or a Shareholders Representative, care of the Company prior to the Closing:

Fox Valley Corporation
P.O. Box 727
100 West Lawrence Street
Fourth Floor
Appleton, Wisconsin 54911
Attention:  Robert C. Buchanan, Chairman
Fax:  (920) 739-0369

with a copy to:

Patrick M. Ryan, Esq.
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, WI 53202
Fax:  (414) 978-8786

(b)                                 if to any of the Shareholders Representatives:

John W. Aalfs
4208 Perry Way
Sioux City, Iowa  51104

Robert C. Buchanan
14 Brokaw Place
Appleton, Wisconsin  54911
Fax:  (920) 739-2722

Thomas H. Fey
P.O. Box 684020
2471 Sunny Knoll Court
Park City, Utah  84068
Fax:  (435) 647-9659

Stephen R. Scherger

MeadWestvaco Corporation

11013 West Broad Street

Glen Allen, Virginia 23060

with a copy to:

Patrick M. Ryan, Esq.
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin  53202
Fax:  (414) 978-8786

(c)                                  if to Parent or Merger Sub:

Neenah Paper, Inc.
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia  30005
Attention:  Steven S. Heinrichs
Fax: (678) 518-3283

with a copy to:

Powell Goldstein LLP
Fourteenth Floor
1201 W. Peachtree Street, N.W.
Atlanta, Georgia 30309-3488
Attention:  Rick Miller
Fax:  (404) 572-6999

Section 11.02                          Amendment.  This Agreement may be amended or modified by the parties hereto at any time prior to the Closing Date.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 11.03                          Waiver, Rights and Remedies Cumulative.  At any time prior to the Closing Date, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial waiver or exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity.

Section 11.04                          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 11.05                          Assignment by Company; Binding Effect; No Third Party Beneficiary.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company (whether by operation of Law or otherwise) without the prior written consent of the Parent.  This Agreement may be assigned by Parent to any wholly-owned subsidiary of Parent, provided that no such assignment shall relieve Parent of its obligations under this Agreement to the extent any obligations so assigned are not fully preformed by any such assignee.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Notwithstanding anything contained in this Agreement to the contrary, other than Article X, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

Section 11.06                          Governing Law.  This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within that state, and no effect shall be given to any conflict-of-laws principles thereof directing the application of any Law other than the laws of the State of Delaware.

Section 11.07                          Waiver of Jury Trial.  Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

Section 11.08                          Headings; Interpretation.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 11.09                          Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.10                          Arbitration.

(a)                                  Except as otherwise provided in Section 11.10(c) below, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate (each a “Dispute”), shall be resolved by arbitration in Chicago, Illinois, before one arbitrator who is an attorney.  The arbitration shall be administered by the Chicago, Illinois office of the American Arbitration Association (“AAA”) pursuant to this Section 11.10, the AAA Commercial Arbitration Rules and the Federal Arbitration Act.  In the event of a conflict, this Section 11.10 shall govern.  The parties agree that the arbitrator shall have the power to provide any relief available at law or in equity under the laws of the State of Georgia.  The arbitrator shall issue a reasoned award to the parties deciding the issues in dispute within 30 days of the evidentiary hearing, or, if no such hearing is held, within 30 days of receiving all of the parties’ submissions.  Judgment on the award may be entered in any court that may properly assert jurisdiction over the Parties against which judgment will be enforced.

(b)                                 Allocation of Arbitration Fees and Costs.  The arbitrator shall, in the award, allocate the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the Prevailing Party, against the non-prevailing party.  The “Prevailing Party,”

as it is used in this Section 11.10(b), shall be determined by the arbitrator, who shall consider, among other things, the good faith of the parties, the party that prevails on the majority of the claims and counterclaims before the arbitrator and the monetary value of the claims or counterclaims decided by the arbitrator.

(c)                                  Enforcement of Sections 11.10(a) and 11.10(b).  The provisions of Sections 11.10(a) and 11.10(b) may be enforced by any court that may properly assert jurisdiction over the parties.  The party successfully seeking enforcement shall be a Prevailing Party under Section 11.10(b) above, and thus shall be entitled to an award of all of its costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.  Notwithstanding the foregoing, any party hereto may at any time apply to any court of competent jurisdiction for injunctive relief in the event of an alleged breach of this Agreement or otherwise to prevent irreparable harm, provided the party complies with Sections 11.06 and 11.07.  The Company may at any time apply to any court of competent jurisdiction to bring a claim based upon Parent or Merger Sub’s failure to pay the Purchase Price in full as provided for in Section 3.01, provided that the Company complies with Sections 11.06 and 11.07.

Section 11.11                          Entire Agreement.  This Agreement, together with the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.  No addition or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

NEENAH PAPER, INC.

By:	/s/ Sean T. Erwin
Sean T. Erwin
Chairman and Chief Executive Officer

THE COMPANY:

FOX VALLEY CORPORATION

By:	/s/ Robert C. Buchanan
Robert C. Buchanan
Chairman of the Board

FOX RIVER PAPER COMPANY, LLC

By:	/s/ Jeffrey R. Miller
Jeffrey R. Miller
President

AF/CPS HOLDING CORPORATION

By:	/s/ Jeffrey R. Miller
[Name] Jeffrey R. Miller
[Title] President

SHAREHOLDERS REPRESENTATIVES
(For purposes of Section 7.07 and 7.11 only)

/s/ John W. Aalfs
John W. Aalfs

/s/ Robert C. Buchanan
Robert C. Buchanan

/s/ Thomas H. Fey
Thomas H. Fey

/s/ Stephen R. Scherger
Stephen R. Scherger

EXHIBIT A
Escrow Agreement

EXHIBIT B
Opinion of Counsel to the Company

EXHIBIT C
FRP Membership Interest Purchase Agreement

EXHIBIT D
Opinion of Counsel to Parent and [Merger Sub]

EXHIBIT E

[                                                          ]